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EXHIBIT 10.9

MASTER REPURCHASE AGREEMENT

Dated as of August 9, 2004

BETWEEN:

BANK OF AMERICA MORTGAGE CAPITAL CORPORATION, as buyer ("Buyer", which term shall include any "Principal" as defined and provided for in Annex I) or as agent pursuant hereto ("Agent"),

SPIRIT FUNDING COMPANY, LLC, as seller ("Seller")

        and

SPIRIT FINANCE CORPORATION, as originator ("Originator").

1.    APPLICABILITY

        Buyer shall, from time to time, agree to enter into transactions in which Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a "Transaction" and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.    DEFINITIONS AND INTERPRETATION

        a)    Defined Terms.

          "Accepted Servicing Standards" shall have the meaning assigned thereto in the Custody Agreement.

          "Additional Purchased Assets" shall have the meaning assigned thereto in Section 6(a) hereof.

          "Adjusted Tangible Net Worth" means the net worth of Originator as determined in accordance with GAAP, plus accumulated depreciation, minus the sum of all intangibles (as determined in accordance with GAAP) other than originated and purchased servicing rights and lease intangibles (limited to 5% of the asset's purchase price).

          "Affiliate" means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the meaning of "control".

          "Agent" means Bank of America Mortgage Capital Corporation or any successor.

          "Agreement" means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          "Appraisal" means, with respect to a Loan, an appraisal of the related Mortgaged Property securing a Loan (i) from a professional real estate appraiser who (A) is a member in good standing of the Appraisal Institute and (B) if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, (ii) conducted in accordance with the standards of the Appraisal Institute or such other standards as mutually agreed to by the parties hereto, and (iii) performed within six months of the date such Appraisal is delivered to the Buyer, or such other form of appraisal approved by the Buyer in its sole discretion.

          "Bill of Sale" means a document duly executed by Seller with respect to each delivery of documents relating to the Purchased Assets to Buyer in the form attached to the Master Contribution Agreement.

          "Borrower" means the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note and, in the case of Net Lease Loans, the Tenant of the related Mortgaged Property.

          "Borrower Group" means (i) the Borrowers with respect to any group of Loans that are cross- defaulted, cross-collateralized or both or (ii) Borrowers that are Affiliates of each other.

          "Borrower/Tenant/Guarantor FCCR" means, with respect to each Loan for any period, the ratio of (a) the sum of Borrower's and, if applicable, guarantor's (to the extent not already consolidated with Borrower's) (i) pre-tax income (less non-recurring income for such period), (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization and (iv) non-recurring expenses approved by Originator, (v) discretionary management fees, and (vi) all operating lease or rent expense, to (b) the sum of Borrower's and, if applicable, guarantor's (i) interest payments on any debt, (ii) current portion of principal on any debt, (iii) current portion of capital lease obligations, and (iv) all operating lease or rent expense for such period.

          "Breakage Costs" shall have the meaning assigned thereto in Section 3(c).

          "Business Day" means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is obligated by law or executive order to be closed or (iii) a day upon which banks in the State of Arizona are authorized or required to be closed.

          "Buyer's Margin Amount" means, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer's Margin Percentage to the Repurchase Price (exclusive of accrued Pricing Differential) for such Transaction as of such date.

          "Buyer's Margin Percentage" shall have the meaning assigned thereto in the Side Letter.

          "Cash Equivalents" shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by "S&P" or P-1 or the equivalent thereof by Moody's Investors Service, Inc. "Moody's" and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of Originator at any time if after giving effect to such acquisition such Person or Persons owns 50% or more of such outstanding voting stock; provided, however, that the completion of a registered public offering shall not constitute a Change in Control.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Closing Date" means August 9, 2004.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral" shall have the meaning assigned thereto in Section 9 hereof.

          "Collection Account" shall have the meaning assigned thereto in the Custody Agreement.

          "Computer Tape" means a computer tape or other electronic medium generated by or on behalf of Seller and delivered to Buyer and Custodian which provides information relating to the Purchased Assets, including the information set forth in the Loan Schedule, in a format acceptable to Buyer.

          "Confirmation" shall have the meaning assigned thereto in Section 4(b) hereof.

          "Construction Loan" means a type of Mortgage Loan or Net Lease Loan with respect to which (i) the Loan proceeds are received by the Borrower in a series of disbursements and used to pay the costs of construction of a new or remodeled franchise facility and related improvements and (ii) a certificate of occupancy relating to such construction has not been issued.

          "Credit Tenant" means a Tenant that is currently rated "BBB-" or "Baa3" or better by any one of the Rating Agencies and is not rated lower than "BBB-" or "Baa3" by any of the Rating Agencies.

          "Credit Tenant Loan" means a Mortgage Loan or Net Lease Loan (i) with respect to which the related Tenant is currently rated "BBB-" or "Baa3" or better by any one of the Rating Agencies and is not rated lower than "BBB-" or "Baa3" by any of the Rating Agencies, (ii) secured by a Triple Net Lease and (iii) secured by a lease with a remaining term not less than ten years as of the initial Purchase Date; provided however, that with respect to any Loan that is a Credit Tenant Loan on the initial Purchase Date, in the event the related Tenant is subsequently rated lower than "BBB-" or "Baa3" by any of the Rating Agencies, such Credit Tenant Loan shall cease to be a Credit Tenant Loan thereafter for all purposes under the Program Documents.

          "Custody Agreement" means the Custody and Servicing Agreement, dated as of August 9, 2004, as amended, among Seller, Buyer, Originator, Servicer and Custodian.

          "Custodian" means Midland Loan Services, Inc. or its successors and permitted assigns.

          "Custodian's Loan File" shall have the meaning assigned thereto in the Custody Agreement.

          "Debt Service" means interest expense incurred plus regularly scheduled amortization payments for the most recent quarter (excluding balloon maturities).

          "Debt Service Coverage Ratio" means the ratio equal to EBITDA to Debt Service.

          "Default" means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

          "Default Rate" means, as of any date of determination, the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law.

          "Defaulted Loan" means a Loan that is (a) a 60+ Delinquent Loan or (b) current in respect of monthly payments due thereunder but with respect to which (i) bankruptcy or insolvency proceedings have been commenced by or against the related Borrower, (ii) the Servicer has declared such Loan to be in default or (iii) there has occurred any other material default or event of default (however defined) under the related Note, Mortgage or related agreements.

          "Delinquent Loan" means a Loan for which any related payment has not been received on or before the date 30 days after the date on which such payment is due pursuant to the related Note without regard to any grace period, provided that a Delinquent Loan shall remain a Delinquent Loan until the related Borrower cures such delinquency and makes four successive monthly payments on a timely basis, including any related grace period.

          "EBITDA" means net income for the most recent quarter calculated in accordance with GAAP: (A) plus interest expense; (B) plus income taxes; (C) plus depreciation and amortization of real estate; (D) minus straight line rents; (E) minus the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of debt, and (F) plus adjustments for unconsolidated partnerships and joint ventures (which shall be calculated to reflect EBITDA on the same basis above). All of the foregoing to be calculated without duplication and with respect to (A) through (F) only to the extent the same has been included in the calculation of such net income.

          "Effective Date" shall mean the date set forth on the top of the first page of this Agreement.

          "Eligible Asset" shall have the meaning assigned thereto in the Side Letter.

          "Equipment Loan" means a Loan secured by equipment and other personal property used in connection with the operation of a Mortgaged Property ("Equipment").

          "Event of Default" shall have the meaning assigned thereto in Section 19 hereof.

          "Exit Fee" shall have the meaning assigned thereto in the Side Letter.

          "Foreign Buyer" means any Buyer that is organized under the laws of a jurisdiction other than the one in which Seller is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

          "Guarantee" means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

          "Hedge Counterparty": Banc of America Securities LLC or a Person (i) (A) with long-term and commercial paper or short-term deposit ratings of "P-1" by Moody's and "A-1" by S&P and (B) which shall agree in writing that, in the event that any of its long-term or commercial paper or short-term deposit ratings cease to be at or above "A-2" by Moody's and "A" by S&P, it shall secure its obligations in accordance with the request of the Buyer or Buyer shall have the option to treat such failure as an Early Termination Event (as defined in the ISDA Master Agreement) by such Hedge Counterparty, (ii) that has entered into a Hedge Instrument and (iii) that is acceptable to the Buyer.

          "Hedge Instrument" means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the Seller or Originator with a Hedge Counterparty. Each Hedge Instrument shall meet the requirements set forth in Section 38 hereof with respect thereto and shall be a hedging instrument as described in Section 856(c)(6).

          "Hedge Report" means the bi-weekly report, substantially in the form attached hereto as Exhibit I, delivered by Originator, or a designated third party, to Buyer and detailing each Hedge

  Instrument with respect to the Purchased Assets, including without limitation, the value of all such Hedge Instruments.

          "High Risk Loan" means any Loan defined as such at the sole discretion of the Buyer; including, without limitation, under most circumstances, Loans secured by casinos, churches, schools, ski hills, travel plazas and truck stops, gas station and convenience stores, and health clubs and gyms.

          "Improvements" means all buildings, structures, improvements, parking areas, landscaping, Equipment, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Mortgaged Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.

          "Income" means, with respect to any Purchased Asset at any time, any principal thereof and all interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment nor origination fees.

          "Indebtedness" shall mean, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person; provided, however, that with respect to clauses (e), (f), (g) and (h), any obligation or indebtedness in an amount less than $250,000 shall not constitute Indebtedness for purposes of this definition.

          "Investment Company Act" means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

          "Investment Grade Credit Rating" means a rating from a Rating Agency that is BBB- or higher or Baa3 or higher, as applicable.

          "LIBOR" shall mean, for each day, the rate determined by the Buyer on such date (or, in the event such day is not a Business Day, the prior Business Day) on the basis of the offered rate for one-, two-or three-month U.S. dollar deposits, as applicable, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date (rounded to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller.

          "Lien" means any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

          "Loan" means a Mortgage Loan or Net Lease Loan secured by a movie theater, a restaurant, an interstate travel plaza, a car dealership, a discount warehouse, a supermarket, a pharmacy, an automotive parts store, a service facility, any retail franchise, a convenience and gas market or a car care center and any other Loan secured by any other asset type approved by Buyer in its sole discretion or an Equipment Loan secured by Equipment used in the operation of any such property, in each case originated by Originator or any of its Affiliates in accordance with the Underwriting Guidelines; provided that, to the extent that a Loan is secured by combinations of Mortgaged Property, Equipment and/or Space Leases, prior to the related initial Purchase Date, Buyer shall, in its sole discretion, determine the allocation of the Purchase Price of such Loan for any and all purposes under the Program Documents; provided further that such Mortgaged Property, Equipment and/or Space Leases shall be accounted for in determining Eligible Asset concentrations in such manner as determined by Buyer in its sole discretion.

          "Loan Allocation Table" means, with respect to each Loan, the Loan Allocation Table substantially in the form annexed hereto as Exhibit D.

          "Loan Documents" shall have the meaning assigned thereto in the Custody Agreement.

          "Loan Schedule" means the list of Loans delivered by Originator or Seller to Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the Trust Receipt and setting forth as to each Loan the related Borrower name, the address of the related Mortgaged Property and the outstanding principal balance of the Loan as of the initial Purchase Date, together with any other information specified by Buyer from time to time.

          "Margin Call" shall have the meaning assigned thereto in Section 6(a) hereof.

          "Margin Deficit" shall have the meaning assigned thereto in Section 6(a) hereof.

          "Market Value" means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such asset by Buyer in its sole discretion as marked to market daily (but in no event greater than the Market Value of such Purchased Asset on the related initial Purchase Date) and (ii) with respect to a Purchased Asset that is not an Eligible Asset, zero.

          "Master Contribution Agreement" means the Master Contribution Agreement, dated as of August 9, 2004, between Originator and Seller, as it may be amended, supplemented or otherwise modified from time to time.

          "Master Loan Agreement" means the Master Loan Agreement, dated as of August 9, 2004, between Spirit Finance Acquisitions, LLC and Originator, as amended, supplemented, modified or restated from time to time, and any other master loan purchase agreement between Originator and a Net Lease Borrower approved by Buyer from time to time.

          "Material Adverse Change" means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or properties taken as a whole or prospects of such Person.

          "Material Adverse Effect" means (a) a Material Adverse Change with respect to either Seller or Originator or its Affiliates; (b) a material impairment of the ability of a Seller or Originator or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default;(c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or Originator or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of any Purchased Asset.

          "Maximum Aggregate Purchase Price" means $250,000,000.

          "Moody's" means Moody's Investors Service, Inc. and any successor or successors thereto.

          "Mortgage" means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

          "Mortgage Loan" means a Loan (other than a Net Lease Loan) secured by a valid and enforceable, first priority lien on Mortgaged Property used in the operation of a franchise facility.

          "Mortgaged Property" means, with respect to a Mortgage Loan or Net Lease Loan, the related Borrower's fee simple and/or leasehold interest in real property (including all improvements, buildings, fixtures, leases and building equipment and personal property located thereon or used in connection therewith, and all additions, alterations and replacements made at any time with respect to the foregoing), and all other collateral securing repayment of the debt evidenced by the related Note and the related Borrower's interest therein.

          "Net Lease Borrower" means Spirit Finance Acquisitions, LLC, and any other Affiliates of Originator approved by the Seller and Buyer.

          "Net Lease Loan" means a Loan to a Net Lease Borrower for the purpose of financing the related Mortgaged Property by such Affiliate subject to a net lease or in connection with a sale-leaseback or net lease transaction with the related Tenant, which Loan is secured by a valid and enforceable, first priority lien on the related Mortgaged Property.

          "Non-Facility Credit Tenant Debt" means the portion of indebtedness in an amount not less than $100,000,000 incurred by the Originator or an Affiliate of the Originator, other than indebtedness incurred hereunder, that is either (a) secured by real estate through one or more acquisitions and that is triple net leased to one or more Credit Tenants, (b) secured by mortgage loans that are secured by real estate that is triple net leased to one or more Credit Tenants, or (c) secured by real estate or mortgage loans and is wrapped, credit enhanced or guaranteed by a monoline insurer the long-term debt obligations of which are rated "AAA" or "Aaa" by each of the Rating Agencies.

          "Note" means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

          "Note FCCR" means, with respect to each Loan for any period, the ratio of (a) the sum, with respect to each Mortgaged Property securing the related Note, of (i) pre-tax income (less non-recurring income for such period), (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) non-recurring expenses approved by Originator, (v) discretionary management fees and (vi) all operating lease or rent expense, to (b) the sum, with respect to each Mortgaged Property securing the related Note, of (i) interest payments on any debt, (ii) the current portion of principal on any debt, (iii) current portion of capital lease obligations, and (iv) all operating lease or rent expense for such period; provided, that, with respect to each Note secured by multiple Mortgaged Properties, the Note FCCR shall be calculated using the aggregate of the above amounts for each Mortgaged Property.

          "Notice Date" shall have the meaning assigned thereto in Section 4 hereof.

          "Obligations" means (a) all of Seller's obligations to pay the Repurchase Price on the Repurchase Date, and other obligations and liabilities of Seller and Originator, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Documents or otherwise, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller's or Originator's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the related agreements, including without limitation, reasonable attorneys' fees and disbursements and court costs; and (d) all of Seller's and Originator's indemnity obligations to Buyer or Custodian or both pursuant to the Program Documents.

          "Origination Fee" shall have the meaning assigned thereto in the Side Letter.

          "Originator" means Spirit Finance Corporation, a Maryland corporation, and its permitted successors and assigns.

          "Originator Guaranty" means the Guaranty of the Originator in favor of the Buyer, dated as of August 9, 2004.

          "Person" shall mean any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

          "Price Differential" means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer) with respect to such Transaction.

          "Pricing Rate" means the per annum percentage rate for determination of the Price Differential calculated as described in Section 3(b) hereof or as otherwise set forth in the related Confirmation.

          "Prime Rate" means the daily prime loan rate as set forth by Bank of America, N.A. on its website www.bankofamerica.com.

          "Principal" shall have the meaning given to it in Annex I.

          "Program Documents" means this Agreement, the Custody Agreement, any Servicing Agreement, the Originator Guaranty, any Securities Account Control Agreement, any assignment of Hedge Instrument, the Master Contribution Agreement, the Side Letter and any other agreement entered into by Seller and/or Originator, on the one hand, and Buyer or one of its Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

          "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Purchase Date" means the date on which Purchased Assets are to be transferred by Seller to Buyer.

          "Purchase Price" shall have the meaning assigned thereto in the Side Letter.

          "Purchased Assets" means, with respect to a Transaction, the related Loans, together with the related Records, Servicing Rights, Seller's or Originator's rights under any related Hedge Instruments, and other Collateral, such other property, rights, titles or interests as are specified on a related Transaction Notice, and all instruments, chattel paper, securities, investment property, accounts, and general intangibles comprising or relating to all of the foregoing. The term "Purchased Assets" with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof.

          "Rated Loan" means a Loan (i) with an Investment Grade Credit Rating or shadow rating from any of the Rating Agencies or (ii) for which the timely payment of principal and interest is insured by a monoline insurer, the long-term debt obligations of which have an Investment Grade Credit Rating but are rated no lower than "AAA" or "Aaa" by any of the Rating Agencies.

          "Rating Agencies" means S&P and Moody's.

          "Records" means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Notes, any Mortgages, the Custodian's Loan Files and any other instruments necessary to document or service a Loan.

          "Renewal Fee" shall have the meaning set forth in the Side Letter.

          "Repurchase Date" shall have the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 20.

          "Repurchase Price" means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price, the Price Differential, any of the Buyer's costs relating to the unwinding of a related Hedge Instrument, as applicable, and the Exit Fee, as applicable, as of the date of such determination.

          "Requirement of Law" means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

          "Securities Account Control Agreement" means an agreement, in form and substance acceptable to Buyer, among Seller, Originator, a securities intermediary and Buyer, pursuant to which Buyer obtains a perfected security interest in one or more Hedge Instruments.

          "Seller Report" shall have the meaning assigned thereto in the Custody Agreement.

          "Servicer" means (i) Midland Loan Services, Inc., a Delaware corporation, or (ii) any other servicer approved by Buyer in its sole discretion.

          "Servicer Termination Event" shall have the meaning assigned thereto in the Custody Agreement.

          "Servicing Agreement" means any agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

          "Servicing Rights" means contractual, possessory or other rights of Originator, Seller, Servicer or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

          "Side Letter" means the Side Letter, dated as of August 9, 2004, among Seller, Originator and Buyer, as the same may be amended, restated or modified from time to time.

          "60+ Delinquent Loan" means a Delinquent Loan for which the related payment has not been received on or before the date that is 61 or more days after the date on which such payment is due pursuant to the related Note without regard to any grace period.

          "Space Lease" means a leasehold estate pursuant to which the Tenant is leasing the building and/or other improvements (or a portion thereof) located on the subject real estate and the Tenant does not have an ownership interest in such building or improvements.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "Tenant" means the tenant of a Mortgaged Property pursuant to a lease or sub-lease of such Mortgaged Property, together with such tenant's Affiliates and any guarantor of such tenant's obligations under such lease.

          "Termination Date" has the meaning assigned thereto in Section 28.

          "30+ Delinquent Loan" means a Delinquent Loan for which the related payment has not been received on or before the date that is more than 30 but less than 61 days after the date on which such payment is due pursuant to the related Note without regard to any grace period.

          "Total Debt" means the sum of: (1) All debt for borrowed money as shown on the Originator's balance sheet; plus (2) the face amount of any undrawn letters of credit; plus any contingent obligations, plus (3) contingent obligations of the Originator and its Subsidiaries on such date which are required in accordance with GAAP to be disclosed in a footnote to any such balance sheet (4) any guarantee by the Originator of any Indebtedness of an unconsolidated Subsidiary or joint venture in which the Originator is a direct or indirect investor (to the full extent of the amount of such guaranteed Indebtedness on such date); provided, however, that with respect to joint ventures in which the Originator is a direct or indirect investor that are not consolidated in the Originator's consolidated balance sheet, Total Debt will also include the total debt of such joint ventures if it is recourse to the Originator or one of its Subsidiaries, but will only include the Originator's pro-rata share of debt to the extent the debt is Non-Recourse Indebtedness. Notwithstanding the foregoing, (i) unfunded portions of any Indebtedness and (ii) Non-Facility Credit Tenant Debt shall not be included in Total Debt.

          "Total Gross Assets" means the sum of: (1) unrestricted cash and marketable securities held by the Originator; plus (2) notes receivable (including all mortgage loans receivable) net of allowance for uncollectible notes (as shown on the Originator's balance sheet), plus (3) equipment loan receivable net of allowance for uncollectible equipment loans; plus (4) portfolio property (reflected at the lesser of the portfolio property's Market Value or undepreciated cost) plus (5) refundable escrow deposits to be held for the acquisition of real estate; provided, however, that the assets securing Non-Facility Credit Tenant Debt shall not be included in Total Gross Assets.

          "Transaction" has the meaning assigned thereto in Section 1.

          "Transaction Notice" means a written request of Seller to enter into a Transaction, in the form attached to the Custody Agreement, which is delivered to Buyer and Custodian.

          "Triple Net Lease" means a lease under which the tenant pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures relating to such property.

          "Trust Receipt" means a Trust Receipt and Certification as defined in the Custody Agreement.

          "Underwriting Guidelines" means the Spirit Finance Corporation Underwriting Guidelines, dated as of July 20, 2004, which has been approved in writing by Buyer, as the same may be amended from time to time with the Buyer's prior written consent.

          "Underwriting Package" means, with respect to each Loan, the Spirit Finance Credit Memorandum as defined in the Underwriting Guidelines.

          "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

          "Wet Funded Loan" means a Loan for which the related Custodian's Loan File has not been delivered to the Custodian as of the related Purchase Date. Upon delivery of the Custodian's Loan File to the Custodian, the Loan shall cease to be a Wet Funded Loan.

          "Wet Funded Custodian's Loan File" shall have the meaning assigned thereto in the Custody Agreement.

          "Wrapped Loan" means a Loan for which the timely payment of principal and interest is insured by a monoline insurer the long-term debt obligations of which are rated "AAA" or "Aaa" by each of the Rating Agencies.

        b)    Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

        c)     Interpretation.

        Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Buyer. The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent of each other and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of Seller or Originator, as applicable. Except where otherwise provided in this Agreement any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller or Originator by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error, except where the consent of the Seller or Originator is required. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller or Originator is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form, unless such computer disk copy requires Seller or Originator to pay an unreasonable expense. This Agreement is the result of negotiations among and has been reviewed by counsels to Buyer, Originator and Seller, and is the product of all the parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations and exercise discretion at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, Originator, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.    THE TRANSACTIONS

        a)    Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price except as otherwise provided herein). Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including the Custodian) at Seller's expense on (or after) the related Repurchase Date.

        b)    Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Purchased Asset that is repurchased by Seller on the 10th day of each month (or, if such 10th day is not a Business Day, the immediately following Business Day) following the related initial Purchase Date (the day of the month so determined for each month, or any other date designated by Seller to Buyer for such a repurchase on at least one Business Day's prior notice to Buyer, a "Repurchase Date," which term shall also include the date determined by application of Section 20) shall automatically become subject to a new Transaction unless Buyer is notified by Seller at least one Business Day prior to the related Repurchase Date; provided that, if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each Purchased Asset subject to a Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be calculated beginning on the first day and ending on the last day of the calendar month prior to the related Repurchase Date and settled in cash on each related Repurchase Date and (z) the Pricing Rate shall be as set forth in the Side Letter; provided that, upon written request delivered to Buyer not less than two Business Days prior to a Purchase Date, Seller may request that Buyer quote a Pricing Rate that will be based on a fixed one-, two- or three-month LIBOR rate; provided further, however, that not more than five Transactions shall be subject to different LIBOR rates at any time. In the event the Pricing Rate is based on a fixed LIBOR rate, Agent shall establish LIBOR on the Business Day prior to the related Purchase Date, and the Pricing Rate will remain fixed for the related 30, 60 or 90 day period. In the event the Pricing Rate is based on LIBOR that is not fixed for any such period, Agent shall establish LIBOR on each Business Day, based on one-month LIBOR for each such day, and the Pricing Rate will change upon each change in LIBOR.

        c)     If Seller repurchases Purchased Assets for which the Pricing Rate is a fixed rate on any date prior to the last day of the 30, 60 or 90 day period for which such rate is fixed or if Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained ("Breakage Costs"), in each case for the remainder of the applicable 30, 60 or 90 day period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. This Section shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

4.    ENTERING INTO TRANSACTIONS; TRANSACTION NOTICE, CONFIRMATIONS

        a)    Unless otherwise agreed, Seller or Originator shall give Buyer at least one Business Day prior notice (two Business Days if Seller requests a fixed Pricing Rate) of any proposed Purchase Date (the date on which such notice is given, the "Notice Date"). On the Notice Date, Seller or Originator shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Notice and Loan Schedule and (ii) and deliver to Buyer a Seller Report. The Seller or Originator shall deliver to Custodian a Transaction Notice, the related Loan Schedule and the related Custodian's Loan File or Wet Funded Custodian's Loan File for each Loan subject to such Transaction in accordance with the terms of the Custody Agreement.

        b)    In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth herein, the parties shall execute a "Confirmation" specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates.

5.    PAYMENT AND TRANSFER

        Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custody Agreement. Any Repurchase Price received by Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.    MARGIN MAINTENANCE

        a)    If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than or equal to 95% of the aggregate Buyer's Margin Amount for all such Transactions (a "Margin Deficit"), then Buyer may by notice to Seller require Seller in such Transactions, at Buyer's option, to transfer to Buyer cash or additional Eligible Assets acceptable to Buyer in its sole discretion ("Additional Purchased Assets"), so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer's Margin Amount (such requirement, a "Margin Call").

        b)    Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given before 1:00 p.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on the next succeeding Business Day; notice given after 1:00 p.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 2:00 p.m. New York time on the second succeeding Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller, Originator and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller or Originator.

7.    INCOME PAYMENTS

        Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, all Income received, whether by Seller, Originator, Buyer, Custodian, Servicer or any servicer or any other Person, in respect of the Purchased Assets shall be applied in accordance with Section 4.1(c) of the Custody Agreement.

8.    TAXES; TAX TREATMENT

        a)    All payments made by the Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof, ("Taxes"), all of which shall be paid by the Seller for its own account not later than the date when due. If the Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

        b)    In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes").

        c)     The Seller agrees to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5(b), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be; provided that Buyer gives notice to Seller of all deficiency notices received by the Buyer.

        d)    Any Foreign Buyer shall provide the Seller with properly completed United States Internal Revenue Service (IRS) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a "change in circumstances" with respect to such Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide the Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Buyer shall not be entitled to any "gross-up" of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

        e)    Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

        f)     Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of a Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.    SECURITY INTEREST

        a)    Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller's performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: (i) the Purchased Assets, (ii) the Records, (iii) all related Servicing Rights, (iv) all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, (v) the Seller's rights under the Master Contribution Agreement (including, without limitation, the security interest in favor of Seller pursuant to Section 4 thereof), any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing (including any interest of Seller in escrow accounts) and any other contract rights, payments, rights to payment (including payments of interest or finance charges), (vi) all instruments, chattel paper, securities, investment property and general intangibles and other assets comprising or relating to the Purchased Assets, (vii) any securities account, including the Collection Account and all security entitlements to financial assets now or hereafter carried in or credited to any securities account, (viii) all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, (ix) all guarantees or other support for the Purchased Assets, (x) any and all replacements, substitutions, distributions on the Purchased Assets, (xi) any interest in the Purchased Assets or the servicing of the Purchased Assets, and (xii) any now existing or hereafter arising proceeds and distributions with respect to any of the foregoing and any other property, rights, titles or interests as are specified on a Transaction Notice (collectively, the "Collateral"). Seller acknowledges and agrees that its rights with respect to the Collateral (including without limitation, its security interest in the Purchased Assets and any other collateral granted to Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

        The parties acknowledge and agree that the perfection of such security interest is intended to be accomplished through possession of the related Purchased Assets by Buyer, the Custodian or by any other Person on Buyer's behalf, and that such possession unless otherwise agreed is for Buyer's own account.

        b)    Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller's signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

             i)  in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Assets whenever payable;

            ii)  to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

           iii)  (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer's option and Seller's expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and the Collateral and Buyer's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

        Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until all Obligations have been paid in full and this Agreement is terminated in accordance with the terms hereof.

        Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets. The powers conferred on Buyer hereunder are solely to protect Buyer's interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.    CONDITIONS PRECEDENT

        a)    As conditions precedent to the first Transaction to occur on or after the Effective Date, Buyer shall have completed the due diligence review pursuant to Section 39, and such review shall be satisfactory to Buyer in its sole discretion. Buyer shall have received on or before the day of such first Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto:

             i)  The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

            ii)  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

           iii)  A certified copy of Seller's and Originator's limited liability company or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary limited liability company or corporate action or governmental approvals as may be required in connection with the Program Documents;

            iv)  An incumbency certificate of the secretaries of Seller and Originator, certifying the names, true signatures and titles of Seller's and Originator's representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

             v)  Opinions of Seller's and Originator's counsel as to such matters as Buyer may reasonably request (including, without limitation, perfected security interest in the Collateral) and in form and substance acceptable to Buyer;

            vi)  A copy of the Underwriting Guidelines certified by an officer of the Originator;

          vii)  Evidence of establishment of the Collection Account;

         viii)  The Originator Guaranty; and

            ix)  Any other documents reasonably requested by Buyer.

        b)    The obligation of Buyer to enter into each Transaction (including the initial Transaction) pursuant to this Agreement is subject to the following conditions precedent:

             i)  Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

    (A)
    Transaction Notice and Loan Schedule delivered pursuant to Section 4(a);

    (B)
    The Trust Receipt with respect to such Purchased Assets, with the Loan Schedule attached; and

    (C)
    Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in good faith.

            ii)  No Default or Event of Default shall have occurred and be continuing.

           iii)  Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

            iv)  All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller and Originator are in compliance with the terms and conditions of the Program Documents.

             v)  The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price with respect to all Purchased Assets.

            vi)  Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the Buyer's perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

          vii)  Originator shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement.

         viii)  Buyer or its designee shall have received any other documents reasonably requested by Buyer.

            ix)  There is no Margin Deficit at the time immediately prior to or immediately following such Transaction.

             x)  No event or events shall have been reasonably determined by Buyer to have occurred resulting in the effective absence of a "repo market" respecting loans or mortgage-backed or asset-backed securities such that Buyer is or was unable to finance or fund purchases under this Agreement through the "repo market" or Buyer's customers.

            xi)  Each secured party (including any party that has a precautionary security interest in a Loan) has released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party's agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to such Transaction.

           xii)  The Purchased Assets shall be the subject of or covered by and shall include one or more Hedge Instruments, as appropriate, to the satisfaction of Buyer and Buyer shall have received satisfactory evidence that such Hedge Instruments, if any, are fully subject to a Securities Account Control Agreement or other assignment instrument to Buyer acceptable to Buyer and otherwise comply with Section 38 hereof.

         xiii)  Seller shall have delivered the Loan Allocation Table and the Underwriting Package for each Loan constituting a Purchased Asset in such Transaction to Buyer not less than five Business Days prior to the date of the related Transaction Notice, and Buyer shall have approved each such Loan in its sole discretion. Buyer agrees that it shall notify Seller of its approval or disapproval of each proposed Loan within five Business Days after its receipt of the complete Underwriting Package and supplemental requests (whether requested orally or in writing) related to such proposed Loan. For purposes of this provision, an Underwriting Package received by Buyer after 1:00 p.m. New York City time shall be deemed to be received on the following Business Day.

          xiv)  Each Loan constituting a Purchased Asset in such Transaction shall have an interest rate not less than: (A) with respect to a fixed-rate Loan, the 10-year U.S. Dollar Interest Rate Swaps plus 1.75% as of the initial Purchase Date of such Purchased Asset or (B) with respect to a floating-rate Loan, LIBOR plus 1.75% as of the initial Purchase Date of such Purchased Asset.

           xv)  Buyer shall have received and approved the Loan Allocation Table related to each Loan constituting a Purchased Asset in such Transaction.

          xvi)  Satisfaction of any conditions precedent to the first Transaction on or after the Effective Date as set forth in clause (a) of this Section 10 that were not satisfied prior to such first Purchase Date.

11.    RELEASE OF PURCHASED ASSETS

        Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, Seller shall give at least three Business Days' prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date set forth in Section 3(b).

        If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

12.    RELIANCE

        With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller or Originator in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller's or Originator's behalf.

13.    REPRESENTATIONS AND WARRANTIES

        Each of Seller and Originator hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

        a)    Due Organization and Qualification.    Each of Seller and Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each of Seller and Originator is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents or any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect or impair the enforceability of any Loan.

        b)    Power and Authority.    Each of Seller and Originator has all necessary limited liability company or corporate power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

        c)    Due Authorization.    The execution, delivery and performance of the Program Documents by each of Seller and Originator has been duly authorized by all necessary limited liability company or corporate action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

        d)    Noncontravention.    None of the execution and delivery of the Program Documents by Seller or Originator or the consummation of the Transactions and transactions thereunder:

            (i)  conflicts with, breaches or violates any provision of the limited liability company or corporate agreements of Seller or Originator or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or Originator or its properties, which conflict, breach or violation would have a reasonable likelihood of having Material Adverse Effect;

           (ii)  constitutes a default by Seller or Originator under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller or Originator is a party or by which it or any of its properties is or may be bound or affected; or

          (iii)  results in or requires the creation of any lien upon or in respect of any of the assets of Seller or Originator except the lien relating to the Program Documents.

        e)    Legal Proceedings.    There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, Seller, Originator, Servicer or any of their Affiliates, pending or threatened, which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

        f)    Valid and Binding Obligations.    Each of the Program Documents to which Seller, Originator or Servicer is a party, when executed and delivered by Seller, Originator or Servicer, as applicable, will constitute the legal, valid and binding obligations of Seller, Originator or Servicer, as applicable, enforceable against Seller, Originator or Servicer, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

        g)    Financial Statements.    The financial statements of Originator, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Originator and Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to the Originator and Seller. Except as disclosed in such financial statements, Originator is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a possibility of causing a Material Adverse Change with respect to Originator.

        h)    Accuracy of Information.    None of the documents or information prepared by or on behalf of Seller or Originator and provided by Seller or Originator to Buyer relating to Seller's or Originator's financial condition contain any statement of a material fact with respect to Seller or Originator or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller or Originator, that would render any of such documents or information untrue or misleading in any material respect.

        i)    No Consents.    No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other nongovernmental person, is required in connection with the execution, delivery and performance by Seller or Originator of this Agreement or the consummation by Seller or Originator of any other Program Document, other than any that have heretofore been obtained, given or made, unless the failure to obtain such consent, license, approval or waiver, or failure to make a notification would not have a Material Adverse Effect.

        j)    Compliance With Law, Etc.    No practice, procedure or policy employed or proposed to be employed by Seller or Originator in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to Seller or Originator or a Material Adverse Effect.

        k)    Solvency: Fraudulent Conveyance.    Each of Seller and Originator is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither Seller nor Originator will be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Originator intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Originator is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or Originator or any of their assets. The amount of consideration being received by Seller upon the sale of the Purchased Assets to Buyer constitutes fair consideration for such Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The amount of consideration being received by Originator upon the sale and/or contribution of the Purchased Assets to Seller constitutes fair consideration for such Purchased Assets. Originator is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

        l)    Investment Company Act Compliance.    Seller is not required to be registered as an "investment company" as defined under the Investment Company Act nor as an entity under the control of an "investment company" as defined under the Investment Company Act.

        m)    Taxes.    Each of Seller and Originator has filed all federal income tax returns and all other tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller or Originator in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

        n)    Additional Representations.    With respect to each Loan, Seller and Originator, jointly and severally, hereby make all of the applicable representations and warranties set forth in Appendix A to this Agreement as of each Purchase Date. In addition, Originator agrees to make the representations and warranties set forth in Appendix A to this Agreement as of the "cut-off date" of the securitization or whole loan sale of the related Loans by Seller or Buyer, as applicable; provided, however, that to the extent that Originator has at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, Originator shall have no obligation to make such materially false representation and warranty.

        o)    No Broker.    Neither Seller nor Originator has dealt with any broker, investment banker, agent, or other person, except for Buyer or its Affiliates, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller or Originator has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller or Originator, as applicable.

        p)    Corporate Separateness.

            (i)  The capital of Seller and Originator is adequate for the respective business and undertakings of Seller and Originator.

           (ii)  Other than as provided in this Agreement and the other Program Documents, Seller is not engaged in any business transactions with Originator or any of its Affiliates other than transactions in the ordinary course of its business on an "arms-length" basis.

          (iii)  At least one member of the board of managers of the Seller shall be a person who shall at no time be, or have been, a director or officer of, employed by any direct or ultimate parent or other Affiliate of Originator, or who shall at no time be, or have been, and who shall not have an Affiliate who at any time is or was, "controlling", "controlled" by or under common "control" with or owns, directly or indirectly, 50% or more of, any direct or ultimate parent or other Affiliate of Originator; provided, however, that such member of the board of managers may serve, or may have served previously, with compensation therefor in such a capacity for any other special purpose entity formed by any Affiliate of the Seller.

          (iv)  The funds and assets of the Seller are not, and will not be, commingled with the funds of any other person.

        q)    Hedging.    Unless otherwise agreed to by Buyer, with respect to each Purchased Asset, Seller has entered into a Hedge Instrument, which Hedge Instrument, if any, is identified on the Hedge Report, and such Hedge Instrument complies with the requirements of Section 38 hereof and is fully subject to a Securities Account Control Agreement or other assignment instrument acceptable to Buyer.

        r)    FCCR.    The weighted average Borrower/Tenant/Guarantor FCCR and Note FCCR for all Loans, excluding Delinquent Loans, is equal to or greater than 1.25x.

        The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and any sale or assignment of such Purchased Assets by Buyer.

14.    COVENANTS OF SELLER AND ORIGINATOR

        Each of Seller and Originator, as applicable, hereby covenants with Buyer as follows:

        a)    Defense of Title.    Each of Seller and Originator warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

        b)    No Amendment or Compromise.    Without Buyer's prior written consent, neither Seller, Originator nor those acting on Seller's or Originator's behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that Servicer may amend or modify a Loan or lease if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

        c)    No Assignment.    Except as permitted herein, neither Seller, Originator nor any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Documents.

        d)    Servicing of Loans.    Seller and Originator shall cause Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Assets in accordance with Accepted Servicing Standards, pending any delivery of such servicing to Buyer pursuant to the Servicing Agreement, employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing Loans for its own account. Seller and Originator shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to such Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Seller and Originator shall cause the Borrower under each Note to remit all payments to the Servicer and not otherwise. If Seller or Originator should discover that, for any reason whatsoever, Seller or Originator or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully Seller's or Originator's or Servicer's obligations under the Program Documents with respect to the servicing of the Purchased Assets or any of the obligations of such entities with respect to the Purchased Assets, Seller and Originator shall promptly notify Buyer. Prior to any Person other than Midland Loan Services, Inc. becoming the Servicer or a subservicer of the Purchased Assets, Buyer shall have the right to approve each such Servicer or subservicer and the form of all servicing agreements or servicing side letter agreements with respect thereto.

        e)    Preservation of Collateral; Collateral Value.    Each of Seller and Originator shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller and Originator will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller or Originator relating to the Collateral and cause the Collateral to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Neither Seller nor Originator will allow any default for which Seller or Originator is responsible to occur under any Collateral or any Program Documents and Seller and Originator shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

        f)    Maintenance of Papers, Records and Files.    Seller and Originator shall acquire, build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Seller, Originator or Servicer will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

            (i)  Seller and Originator shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian's possession unless Buyer otherwise approves. Neither Seller nor Originator will allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller or Originator will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.

           (ii)  For so long as Buyer has an interest in or lien on any Purchased Asset, Seller and Originator will hold or cause to be held all related Records in trust for Buyer. Seller or Originator shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

          (iii)  Upon reasonable advance notice from Custodian or Buyer, Seller and Originator shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller and Originator with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller and Originator with its independent certified public accountants.

        g)    Financial Statements: Accountants' Reports: Other Information.    Seller and Originator shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect the transactions described herein in accordance with GAAP. Originator shall furnish or cause to be furnished to Buyer the following:

          (i)    Financial Statements.    (a) Prior to the time Originator becomes subject to the Securities Exchange Act of 1934 (the "Exchange Act"), promptly, but no later than three Business Days after the same are distributed to the Originator's stockholders, copies of such annual and quarterly reports sent to Originator's stockholders.

          (b)   Following the time Originator becomes subject to the Exchange Act, promptly, but no later than three Business Days after the same becomes publicly available, copies of such annual, periodic and other reports, and such proxy statements and other information, as Originator files with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Exchange Act, including, without limitation, copies of the annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), which Originator is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (ii)    Loan Data.    The Collection Report pursuant to Section 4.2 of the Custody and Servicing Agreement, and such other information as Buyer may reasonably request and which is capable of being obtained, produced or generated by Originator or any of its Subsidiaries, including, without limitation, all collections, delinquencies, losses and recoveries related to the Purchased Assets, any other information regarding the Purchased Assets requested by Buyer, the Originator's origination pipeline, the performance of any loans serviced by or on behalf of Originator and any other financial information regarding Originator reasonably requested by Buyer.

          (iii)    Monthly Servicing Diskettes.    On or before the 10th day of each month, a Computer Tape or a diskette (or any other electronic transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Assets as Buyer may reasonably request upon reasonable prior notice.

          (iv)    Quarterly Certification.    Seller shall execute and deliver a quarterly certification substantially in the form of Exhibit A-1 attached hereto and Originator shall execute and deliver a quarterly certification (including all related calculations) substantially in the form of Exhibit A-2 attached hereto.

          (v)    Investment Committee Binders.    The Originator shall deliver to Buyer a copy of each of the Originator's investment committee binders related to transactions involving this Agreement at the time such transactions are approved by the members of the investment committee; provided, however, that the copies provided to Buyer may reflect the redaction of information regarding loans and other investment and/or credit decisions unrelated to this Agreement.

        h)    Notice of Material Events.    Each of Seller and Originator shall promptly inform Buyer in writing of any of the following:

             i)  any Default, Event of Default or default or breach by Seller or Originator of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller or Originator reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller or Originator;

            ii)  any change in the insurance coverage required of Seller or Originator or any other Person pursuant to any Program Document, with copy of evidence of same attached;

           iii)  any material dispute, litigation, investigation, proceeding or suspension between Seller or the Originator, on the one hand, and any Governmental Authority or any other Person;

            iv)  any material change in accounting policies or financial reporting practices of Seller or Originator;

             v)  the occurrence of any material employment dispute or licensing issue and a description of the strategy for resolving it;

            vi)  any event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in either a Material Adverse Change with respect to Seller or Originator or a Material Adverse Effect;

          vii)  the termination of the Existing Servicing Agreement;

         viii)  the occurrence of any downgrade in the Servicer's rating or any event that permits a trustee or applicable party to remove or replace the Servicer under any securitization transaction or any event, which with the giving of notice or lapse of time, or both, would become a Servicer Termination Event; and

            ix)  the resignation or removal of the Custodian.

        i)    Maintenance of Licenses.    Each of Seller and Originator shall (i) maintain all licenses, permits or other approvals necessary for each of Seller and Originator to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law except where failure to maintain such licenses, permits or other approvals would not be reasonably likely to have a Material Adverse Effect.

        j)    Reserved.

        k)    Change in Nature of Business.    Neither Seller nor Originator shall make any material change in the nature of its business as carried on at the date hereof.

        l)    Reserved.

        m)    Limitation on Distributions.    If a Default has occurred and is continuing, neither Seller nor Originator shall pay any dividends or distributions with respect to any capital stock or other equity interests in Seller or Originator (except that Originator may continue to pay dividends in such amounts as to continue its status as a Real Estate Investment Trust under the Code), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Originator.

        n)    Use of Custodian.    Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller and Originator shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Assets.

        o)    Merger of Originator.    Originator shall not at any time, directly or indirectly, (i) take any affirmative action to liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without the Buyer's consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Originator; or (iii) make any Material Adverse Change with respect to Originator or Originator's Subsidiaries.

        p)    Insurance.    Seller will, and shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within 15 days after receipt of such request the certificates or other documents evidencing the renewal of each such policy.

        q)    Affiliate Transaction.    Neither Seller nor Originator will at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to Seller or Originator, as applicable, than those that could be obtained at the time of such transaction in an arm's length transaction with a Person who is not such an Affiliate.

        r)    Change of Fiscal Year.    Neither Seller nor Originator will at any time, directly or indirectly, except upon 90 days' prior written notice to Buyer, change the date on which Seller's or Originator's fiscal year begins from Seller's or Originator's current fiscal year beginning date.

        s)    Reserved.

        t)    Origination Fee.    Seller shall pay to Buyer the Origination Fee on or prior to the Effective Date.

        u)    Delivery of Servicing Rights.    With respect to the Servicing Rights of each Loan, Seller shall deliver such Servicing Rights to the designee of Buyer, within 30 days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 30-day period is deemed to commence as of such Repurchase Date. Seller's, Servicer's and Originator's transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry.

        v)    Underwriting Guidelines.    Originator shall not permit any material modifications to be made to the Underwriting Guidelines without the prior written consent of Buyer. Originator agrees to deliver to Buyer copies of Originator's Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Closing Date.

        w)    No Other Indebtedness.    Without the prior written consent of the Buyer, the Seller shall not incur any Indebtedness or guaranty the Indebtedness of any other Person other than any Indebtedness deemed incurred under the Program Documents.

        x)    Exit Fee.    With respect to each Purchased Asset, on the first Repurchase Date on which such Purchased Asset is not subject to a new Transaction and is not subject to a capital markets transaction with respect to which (a) Buyer or an Affiliate (i) is acting as lead underwriter or (ii) has been engaged as an advisor pursuant to a written engagement letter or (b) Buyer or an Affiliate (i) is acting as co-book runner and/or co-lead manager and (ii) will earn a pro rata share of the total underwriting fee, Seller shall remit or cause to be remitted to Buyer, in addition to the Repurchase Price with respect to such Purchased Asset, the applicable Exit Fee in immediately available funds.

        y)    Taxes, Etc.    Seller and Originator shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller and Originator shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

15.    REPURCHASE DATE PAYMENTS/COLLECTIONS

        On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16.    REPURCHASE OF PURCHASED ASSETS; CHANGE OF LAW

        a)    Upon discovery by Seller or Originator of a breach of any of the representations and warranties set forth in Appendix A to this Agreement, Seller or Originator shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. It is understood and agreed that the representations and warranties set forth in Appendix A to this Agreement shall survive delivery of the respective Custodian's Loan Files to the Custodian and shall inure to the benefit of Buyer and Buyer's successors and assigns. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Loan shall not affect Buyer's right to demand repurchase as provided under this Agreement. Originator shall within five Business Days of the earlier of Originator's discovery or Originator's receiving notice, with respect to any Loan, of (i) any breach of a representation or warranty contained in Appendix A to this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Custodian's Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects. If within five Business Days after the earlier of Originator's discovery of such breach or delivery failure or Originator's receiving notice thereof such breach or delivery failure has not been remedied by Originator, Originator shall promptly upon receipt of written instructions from Buyer purchase such Loan at a purchase price equal to the Repurchase Price with respect to such Loan by depositing such Repurchase Price in the Collection Account; provided, however, that, with the exception of the delivery of a Note, if the Originator is diligently pursuing a cure of such breach or delivery failure, Originator shall have ten days in addition to such five Business Day period to cure such breach or delivery failure in all material respects.

        b)    If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at Seller's election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

        c)     If Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer's capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time Seller will compensate Buyer or Buyer's Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law. Buyer shall provide Seller with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law Seller will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.    Reserved.

18.    REPURCHASE TRANSACTIONS

        Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer's choice, in all cases subject to Buyer's obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer's counterparty any of the applicable representations or warranties in Appendix A to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

19.    EVENTS OF DEFAULT

        With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute, if declared as such by Buyer, an "Event of Default" other than the events described in (f) and (g) below which, upon their occurrence, shall automatically constitute an Event of Default:

        a)    Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

        b)    Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6;

        c)     any of Seller, Originator or Servicer shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Appendix A to this Agreement) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within ten days (one Business Day with respect to a default on any payment obligation or one Business Day if the Purchased Assets exceed any applicable sublimits) of the earlier of (i) such party's receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

        d)    any representation or warranty made by Seller or Originator (or any of Seller's or Originator's officers) in the Program Documents or in any other document (other than the representations or warranties in Appendix A to this Agreement) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

        e)    Seller, Originator, or any of Seller's or Originator's Subsidiaries shall fail to pay any of Seller's, Originator's or Seller's or Originator's Subsidiaries' Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Seller's, Originator's or Seller's or Originator's Subsidiaries' Guarantee of another person's Indebtedness for borrowed money, and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

        f)     a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, Originator or any of Seller's or Originator's Subsidiaries, or of any of Seller's, Originator's or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or Seller, Originator or any of Seller's or Originator's Subsidiaries generally fails to pay Seller's, Originator's or Seller's or Originator's Subsidiaries' debts as they become due; or Seller, Originator or any of Seller's or Originator's Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller, Originator or any of Seller's or Originator's Subsidiaries; or any of Seller's, Originator's or Seller's or Originator's Subsidiaries' Property is sequestered by court or administrative order; or a petition is filed against Seller, Originator or any of Seller's or Originator's Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

        g)     Seller, Originator or any of Seller's or Originator's Subsidiaries files a voluntary petition in bankruptcy seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller, Originator or any of Seller's or Originator's Subsidiaries, or of all or any part of Seller's, Originator's or Seller's or Originator's Subsidiaries' Property; or makes an assignment for the benefit of Seller, Originator or Seller's or Originator's Subsidiaries' creditors;

        h)    any final, nonappealable judgment or order for the payment of money in excess of $1,000,000 (which is not insured) is rendered against Seller, Originator or any of Seller's or Originator's Subsidiaries and remains undischarged or unsatisfied after the passage of 30 days following the date on which it is due and payable;

        i)     any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Originator or any of Seller's or Originator's Subsidiaries, or shall have taken any action to displace the management of Seller, Originator or any of Seller's or Originator's Subsidiaries or to curtail its authority in the conduct of the business of Seller, Originator or any of Seller's or Originator's Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Originator or any of Seller's or Originator's Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subsection (i) shall not have been discontinued or stayed within 30 days;

        j)     Seller, Originator or any of Seller's or Originator's Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract relating to Indebtedness, and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

        k)    in the good faith judgment of Buyer any Material Adverse Change shall have occurred with respect to Seller, Originator or any of Seller's or Originator's Subsidiaries taken as a whole;

        l)     Seller or Originator shall admit its inability to, or intention not to, perform any of Seller's or Originator's respective Obligations, or Servicer defaults in the performance of its duties under the Custody and Servicing Agreement and Servicer is not replaced within 30 days of such default;

        m)   Except as expressly permitted in this Agreement, Seller or Originator dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of Seller's or Originator's (as applicable) business or assets unless Buyer's written consent is given;

        n)    this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets or Collateral purported to be covered hereby;

        o)    either Seller's or Originator's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Originator as a "going concern" or a reference of similar import or shall indicate that Seller or Guarantor has a negative net worth or is insolvent;

        p)    a Change in Control of Originator shall have occurred which has not been approved by Buyer;

        q)    Buyer shall request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well being of Seller or Originator and such reasonable information and/or responses shall not have been provided within five Business Days of such request;

        r)     If there shall have occurred any outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the judgment of Buyer, unfeasible to continue this Agreement;

        s)     (A) the Adjusted Tangible Net Worth of Originator is less than $250,000,000; (B) the ratio of Total Debt to Total Gross Assets exceeds 65%; (C) Originator fails to maintain at all times cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to at least $25,000,000 (the "Minimum Liquidity Amount") ; provided however that following a Margin Call, the Minimum Liquidity Amount shall be $5,000,000 for the 90-day period following such Margin Call; (D) the weighted average Borrower/Tenant/Guarantor FCCR and Note FCCR for all Loans, excluding Delinquent Loans, is less than 1.25x; or (E) the Debt Service Coverage Ratio is less than 1.75 to 1.00 for the 12 month period following the Closing Date and 2.00 to 1.00 thereafter; and

        t)     any material amendment is made to the Underwriting Guidelines which was not previously approved in writing by Buyer;

20.    REMEDIES

        Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f) or (g) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

        a)    The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

        b)    i) Seller's obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Seller and/or Originator hereunder; Seller and Originator shall immediately deliver to Buyer or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in Seller's and Originator's possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer.

            ii)  Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller and Originator shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to Breakage Costs, costs of related hedging transactions; third to the aggregate Repurchase Prices; fourth to all other Obligations; and any amounts remaining shall be paid to Seller.

           iii)  The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

        c)     Each of Seller and Originator hereby acknowledges, admits and agrees that Seller's and Originator's obligations under this Agreement are recourse obligations of Seller and Originator to which Seller and Originator each pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller's or Originator's assets which may be in the possession of Buyer, any of Buyer's Affiliates or its designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Seller or Originator hereunder against all of Seller's and Originator's Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyer's right to recover any deficiency.

        d)    Buyer shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or Originator or any third party acting for Seller or Originator and Seller and Originator shall deliver to Buyer such assignments as Buyer shall request.

        e)    Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

        f)     Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs and all costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets.

        g)     Each of Seller and Originator shall cause all sums received by it or on its behalf with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof.

        h)    Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waive, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

        In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

        Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

        Seller hereby authorizes Buyer, at Seller's expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller's signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as Seller's attorney-in-fact to execute any such financing statement or statements in Seller's name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer's consent.

21.    DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

        No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.    USE OF EMPLOYEE PLAN ASSETS

        No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") shall be used by either party hereto in a Transaction.

23.    INDEMNITY

        a)    Seller and Originator, jointly and severally, agree to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect thereto, with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Seller and Originator or with other creditors of Seller or Originator or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

        b)    Seller and Originator, jointly and severally, agree to indemnify and hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Originator or Seller's or Originator's officer in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or any indemnity payable under any Servicing Agreement or other servicing arrangement, (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property or (iii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Each of Seller and Originator also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT

LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

        c)     Without limitation on the provisions of Section 3, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 20 or for any other reason, Seller shall, except as otherwise provided in Sections 16(c) and 25, upon demand by Buyer, pay to Buyer any Breakage Costs incurred as of a result of such payment.

        d)    If Seller or Originator fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller and Originator by Buyer, in its sole discretion and Seller and Originator shall remain liable for any such payments to Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer's rights under the Program Documents.

        e)    Without prejudice to the survival of any other agreement of Seller or Originator hereunder, the agreements and obligations of Seller or Originator contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

24.    WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

        Seller and Originator hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

25.    REIMBURSEMENT

        All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller's obligation. Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out- of-pocket expenses and reasonable attorneys' fees incurred by Buyer and/or Custodian in connection with the enforcement of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any "due diligence" or loan agent reviews conducted by Buyer or on its behalf or any refinancing or restructuring in the nature of a "workout". If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 25 occur.

        In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof. Buyer agrees promptly to notify Seller after any such set off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

26.    FURTHER ASSURANCES

        Seller and Originator agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

27.    ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

        This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.    TERMINATION

        This Agreement shall remain in effect until the earlier of (i) 364 days following the earlier of (A) the first Purchase Date or (B) September 15, 2004, provided that such date may be extended, in Buyer's sole discretion, upon written request of the Seller delivered to Buyer not less than 60 days prior to such date, or (ii) at Buyer's option, the occurrence of an Event of Default (such date, the "Termination Date"). However, no such termination shall affect Seller's or Originator's outstanding obligations to Buyer at the time of such termination. Seller's and Originator's obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof. Failure of Buyer to respond to Seller's request for an extension pursuant to clause (i) above shall be deemed a rejection of such request.

29.    ASSIGNMENT

        a)    The Program Documents are not assignable by Seller or Originator. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller. Notwithstanding any assignment by Buyer pursuant to this Section 29, Buyer shall remain liable as to the Transactions.

        b)    Buyer may sell to one or more Persons participations in all or a portion of its rights and obligations under this Agreement or otherwise enter into one or more syndications of its rights and obligations under this Agreement. In the event of any such sale or syndication, Buyer shall be entitled, after consultation with the Seller, to change the structure, terms (including pricing) or amount, if Buyer determines that such changes are advisable in order to achieve a successful sale or syndication; provided, however that such change to the structure, terms (including pricing) or amount is not reasonably likely to trigger an Event of Default. With respect to any such sale or syndication, Seller agrees to (a) provide and cause its officers, directors and advisors to provide Buyer and any other proposed buyer that becomes part of the syndicate of Buyers upon request with all information reasonably deemed necessary by Buyer to effectuate such sale or syndication, (b) assist Buyer upon its reasonable request in the preparation of an offering memorandum to be used in connection with such sale or syndication and (c) make available the officers, directors and advisors of the Seller and its affiliates, from time to time, to attend and make presentations regarding the business and prospects of the Seller and its affiliates, as appropriate, at a meeting or meetings of prospective buyers. Notwithstanding the terms of Section 8, each participant of Buyer shall be entitled to the additional compensation and other rights and protections afforded Buyer under Section 8 to the same extent as Buyer would have been entitled to receive them with respect to the participation sold to such participant.

30.    AMENDMENTS, ETC.

        No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Originator and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.    SEVERABILITY

        If any provision of Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.    BINDING EFFECT; GOVERNING LAW

        This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33.    CONSENT TO JURISDICTION

        EACH OF SELLER AND ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF SELLER AND ORIGINATOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER OR ORIGINATOR MAY HAVE TO, NON EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH OF SELLER AND ORIGINATOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SELLER'S OR ORIGINATOR'S, AS APPLICABLE, ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SELLER OR ORIGINATOR SHALL HAVE PROVIDED IN WRITING TO BUYER. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST EITHER OF SELLER OR ORIGINATOR OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.    SINGLE AGREEMENT

        Seller, Originator and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Originator and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.    INTENT

        Seller and Buyer recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended ("USC") (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a "forward contract" as that term is defined in Section 101 of Title 11 of the USC and a "securities contract" as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

        It is understood that Buyer's right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.    NOTICES AND OTHER COMMUNICATIONS

        Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Seller:

    Spirit Funding Company, LLC
    14631 N. Scottsdale Road
    Suite 200
    Scottsdale, AZ 85254
    Attention:Catherine Long
    Telephone:(480) 606-0820
    Facsimile:(480) 606-0826

if to Originator:

    Spirit Finance Corporation
    14631 N. Scottsdale Road
    Suite 200
    Scottsdale, AZ 85254
    Attention:Catherine Long
    Telephone:(480) 606-0820
    Facsimile:(480) 606-0826

    with a copy to:
    Kutak Rock LLP
    1801 California St., Suite 3100
    Denver, Colorado 80202
    Attention:Paul E. Belitz, Esq.
    Telephone:(303) 297-2400
    Facsimile:(303) 292-7799

if to Buyer or Agent:

    Bank of America Mortgage Capital Corporation
    214 North Tryon Street
    NC1-027-21-02
    Charlotte, NC 28255
    Attention: Angie Dugick
    Telephone: (704) 388-3372
    Facsimile: (704) 386-1094

    or, for Transaction Notices and related documents:
    Bank of America Mortgage Capital Corporation
    214 North Tryon Street
    NC1-027-19-01
    Charlotte, NC 28255
    Attention:Christopher G. Young
    Telephone: (704) 388-8403
    Telecopy: (704) 388-9169

as such address or number may be changed by like notice.

37.    CONFIDENTIALITY

        This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and Agent and shall be held by Seller and Originator (and Seller and Originator shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller's or Originator's direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) to the extent necessary in dealing with obligors or tenants in connection with Purchased Assets or (iv) with prior written notice to Buyer, to any approved Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (v) with prior written notice to Buyer, any required Securities and Exchange Commission or state securities' law disclosures or filings; provided that neither the Seller nor Originator shall file the Side Letter with the Securities and Exchange Commission or state securities office, unless otherwise agreed by Buyer in writing, and the Seller and Originator agree to use best efforts not to file the terms of the Side Letter with any such filing. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

38.    HEDGE INSTRUMENTS

        a)    Each Hedge Instrument shall expressly provide that in the event of the repurchase or other removal of a Loan from the terms of this Agreement, the related or allocated portion of the related Hedge Instrument as determined by Buyer (the "Related Hedge") shall either be liquidated or assigned to a qualified successor hedge counterparty, as Buyer deems appropriate.

        b)    Any Hedge Instrument that provides for any payment obligation on the part of Seller must (i) contain a non-petition covenant as to Seller, (ii) absent a default under such Hedge Instrument, limit payment dates thereunder to Repurchase Dates, and (iii) contain a provision limiting any cash payments due from Seller on any day under such Hedge Instrument, prior to the occurrence of an Event of Default, solely to funds available therefor in the Collection Account on Repurchase Dates pursuant to the Custody Agreement and, following the occurrence of an Event of Default, to Income or liquidation proceeds in respect of the related Purchased Assets; provided, however, that the Hedge Counterparty shall not be entitled to, and shall agree not to assert, a lien on any of the Purchased Assets.

        c)     Each Hedge Instrument must (i) provide for the direct payment of any amounts thereunder to the Collection Account, (ii) contain or permit an assignment of all of Seller's or Originator's rights (but none of its obligations) under such Hedge Instrument to Buyer and shall include an express consent of the Hedge Counterparty to such assignment, (iii) provide that in the event of the occurrence of an Event of Default, such Hedge Instrument may either be liquidated or assigned to a qualified successor hedge counterparty upon the direction of Buyer, (iv) prohibit the Hedge Counterparty from "setting-off" or "netting" other obligations of Seller or its Affiliates against such Hedge Counterparty's payment obligations thereunder, provided that such Hedge Instrument may permit such Hedge Counterparty to net its payment obligations to Seller against Seller's payment obligations under any Hedge Instrument that also constitutes a Purchased Asset, (v) provide that the Related Hedge(s) will either be liquidated or assigned to a qualified successor hedge counterparty upon the removal of the related Loans from the terms of this Agreement, (vi) have economic terms that are fixed and not subject to alteration after the date of assumption or execution of each Related Hedge and (vii) be the subject of a Securities Account Control Agreement or other assignment instrument acceptable to Buyer and the Hedge Counterparty.

        d)    To the extent (i) the Buyer is the owner (or otherwise entitled to the economic benefit) of the Purchased Assets and is in control of the Income from such Purchased assets and (ii) such Income is no longer subject to the priorities set forth in Section 4.01 of the Custody Agreement, Buyer shall cause such Income to be applied, as a first priority, to the payment of amounts due (as of the date Buyer obtains possession or control of such Income) to the Hedge Counterparty in respect of the Related Hedges. In the event Buyer liquidates the Purchased Assets following an Event of Default, Buyer shall cause the proceeds of such liquidation to be applied, as a first priority, to the payment of amounts due to the Hedge Counterparty as a result of the termination of the Related Hedges by Buyer prior to or in connection with such liquidation. Except as expressly set forth in this Section 38(d) or as otherwise expressly agreed by Buyer, each Hedge Instrument shall be without recourse to Buyer or the Purchased Assets. Upon application of the Income or liquidation proceeds from the Purchased Assets to payment of amounts then due and owing to the Hedge Counterparty under the Related Hedges, the Hedge Counterparty shall have no further claim to the portion of such Income or liquidation proceeds remaining after such payment. The Hedge Counterparty shall be a third party beneficiary of this Agreement and the Custody Agreement to the extent of its right to distributions in respect of Purchased Assets in accordance herewith.

39.    DUE DILIGENCE

        Each of Seller and Originator agrees to promptly provide Buyer and its agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Assets in the possession, or under the control, of Seller or Originator. In addition, Buyer has the right to perform continuing due diligence reviews of (x) Seller, Originator and their respective Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents, (y) the Servicing File and the Purchased Assets and (z) the Servicer. Seller shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall enter into transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Assets. Seller and Originator shall pay Buyer's out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, Seller, Originator and Buyer have caused their names to be signed to this Agreement by their respective officers thereunto duly authorized as of the date first above written.

SPIRIT FUNDING COMPANY, LLC, as Seller
By:	/s/ MORTON H. FLEISCHER Name: Morton H. Fleischer Title: Chairman of the Board and Chief Executive Officer
SPIRIT FINANCE CORPORATION, as Originator
By:	/s/ MORTON H. FLEISCHER Name: Morton H. Fleischer Title: Chairman of the Board and Chief Executive Officer
BANK OF AMERICA MORTGAGE CAPITAL CORPORATION, as Buyer and Agent, as applicable
By:	/s/ ANGELA E. DUGICK Name: Angela E. Dugick Title: Vice President

Annex I

Buyer Acting as Agent

        This Annex I forms a part of the Master Repurchase Agreement, dated as of August 9, 2004 (the "Agreement"), among Bank of America Mortgage Capital Corporation, Spirit Funding Company, LLC and Spirit Financial Corporation. This Annex I sets forth the terms and conditions governing all transactions in which a party selling assets or buying assets, as the case may be ("Agent"), in a Transaction is acting as agent for one or more third parties (each, a "Principal"). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

        1.    Additional Representations.    Agent hereby makes the following representations, which shall continue during the term of any Transaction: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and to perform the obligations of Seller or Buyer, as the case may be, under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

        2.    Identification of Principals.    Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party), and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction. If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion that any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Assets or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Assets, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent's Principals such information regarding the financial status of such Principals as the other party may reasonably request.

        3.    Limitation of Agent's Liability.    The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent's obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals and (b) the other party's remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

        4.    Multiple Principals.

  (a)
  In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal. Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of a single Principal.

  (b)
  In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer's and Seller's remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

  (c)
  In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent's notice under Section 2(b) of this Annex I need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal's account; (ii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Agent on behalf of any Principal; and (iii) Buyer's and Seller's remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Seller or Buyer, as the case may be.

  (d)
  Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

        5.    Interpretation of Terms.    All references to "Seller" or "Buyer", as the case may be, in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent's liability in Section 3 of this Annex I), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a "Seller" or "Buyer", as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent's Principal or Principals have designated Agent as their sole agent for performance of Seller's obligations to Buyer or Buyer's obligations to Seller, as the case may be, and for receipt of performance by Buyer of its obligations to Seller or Seller of its obligations to Buyer, as the case may be, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of Securities, cash or other property and as agent for giving and receiving all notices under the Agreement). Both Agent and its Principal or Principals shall be deemed "parties" to the Agreement and all references to a "party" or "either party" in the Agreement shall be deemed revised accordingly.

EXHIBIT A-1

QUARTERLY CERTIFICATION

        I,                                     ,                   , the [OFFICER] of Spirit Funding Company, LLC, (the "Company"), do hereby certify that the Company is in compliance with all provisions and terms of the Master Repurchase Agreement (the "Repurchase Agreement") by and among Bank of America Mortgage Capital Corporation, Spirit Finance Corporation and the Company dated as of August 9, 2004.

        IN WITNESS WHEREOF, I have signed this certificate and affixed the seal of the Company.

Date: , 200 .
[ ]
By:

Name: Title:
[SEAL]

I, , the of the Company, do hereby certify that is the duly elected or appointed, qualified and acting of the Company, and the signature set forth above is the genuine signature of such officer in the date hereof.
SPIRIT FUNDING COMPANY, LLC
By:

Name: Title:

EXHIBIT A-2

QUARTERLY CERTIFICATION

        I,                                     ,                                     , the [OFFICER] of Spirit Finance Corporation (the "Originator"), do hereby certify that:

  (i)
  the Originator is in compliance with all provisions and terms of the Master Repurchase Agreement (the "Repurchase Agreement") by and among Bank of America Mortgage Capital Corporation (the "Buyer"), Spirit Funding Company, LLC and the Originator dated as of August 9, 2004;

  (ii)
  the Adjusted Tangible Net Worth of the Originator is not less than $250,000,000;

  (iii)
  the ratio of Total Debt to Total Gross Assets does not exceed 65%;

  (iv)
  Originator has maintained at all times cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to at least $25,000,000;

  (v)
  the aggregate outstanding Repurchase Price of all Loans is less than or equal to $250,000,000;

  (vi)
  the weighted average Borrower/Tenant/Guarantor FCCR and Note FCCR for all Loans, excluding Delinquent Loans, is not less than 1.25x;

  (vii)
  the Debt Service Coverage Ratio is greater than 1.75 to 1.00 for the 12 month period following the Closing Date and 2.00 to 1,00 thereafter; and

  (viii)
  there have not been any modifications to the Underwriting Guidelines that have not been approved by the Buyer.

        IN WITNESS WHEREOF, I have signed this certificate and affixed the seal of the Originator.

Date: , 200 .

By:

Name: Title:
[SEAL]

I, , the of the Originator, do hereby certify that is the duly elected or appointed, qualified and acting the Originator, and the signature set forth above is the genuine signature of such officer in the date hereof.
SPIRIT FINANCE CORPORATION
By:

Name: Title:

EXHIBIT B

RESERVED

EXHIBIT C

RESERVED

EXHIBIT D

FORM OF LOAN ALLOCATION TABLE

Allocation Table

Name of Tenant / Borrower: Number of Units: Total Amount of Transaction: Funded by Bank of America: Prepared By: Date of Internal Approval: Date Prepared:
Stmt Type:	(Historic / Pro Forma / Projections)
Stmt Period:	(FYE, TTM, 3 or 6 Mos Annualized)
Unit Description
Unit Name	Unit Location	Franchise Concept	Year Developed	Year Renovated	Collateral (Fee, GL, FF&E, SL)	Bldg. SF	Lot SF	Appraisal Date	Appraisal Firm	Appraised Value	Appraisal Cap Rate	ESA Firm	ESA Date	Phase I Status	ESA Issues (Y/N)(1)
1
2
3
4
5
6
7
8
9
10
11
Total / Average

(1)
If YES, please provide comments in Notes below

NOTES:

Transaction Summary
Unit Name	Unit Location	Purchase Price	Purchase Price + Closing Costs/ Appraised Value	BofA Advance Rate (%)	BofA Advance Amount ($)	LTM (or FYE) Unit Sales	EBITDA	EBITDAR	Original Lease Term	Lease Rate	Lease Payment	Other Fixed Charges	Total Fixed Charges	Unit Level FCCR (EBITDAR)	Lease Payment /SALES	Tenant /Borrower Level FCCR
1
2
3
4
5
6
7
8
9
10
11
Total / Average

(1)
If YES, please provide comments in Notes below

NOTES:

EXHIBIT E

RESERVED

EXHIBIT F

RESERVED

EXHIBIT G

RESERVED

EXHIBIT H

RESERVED

EXHIBIT I

FORM OF HEDGE REPORT

        A positive value indicates the theoretical net proceeds to you if sold, while a negative value indicates the theoretical cost to terminate the transaction.

CRN	Counterparty	Hedged Item	Bank id	Current Notional	Product	Strike	Notional	Index	Bank	Trade Date	Effective Date	Value Date	Maturity Date	Intrinsic Value	Time Value	Total Value
LIBOR Hedges

Total
$

Market Rates
	End of Last Month	Valuation as of
Index
	[date]	[date]
5 Year
10 Year
20 Year
30 year
2 Year Swap Rate
5 Year Swap Rate
10 Year Swap Rate
20 Year Swap Rate
30 Year Swap Rate

APPENDIX A

Representations and Warranties

Representations, Warranties and Indemnities in Favor of
Buyer and Subsequent Purchasers with Respect to the Loans

        By delivering a Transaction Notice, Originator and Seller shall be deemed to represent and warrant to Buyer, unless otherwise disclosed to and approved by Buyer, with respect to each such Loan transferred on any Purchase Date and, unless otherwise expressly disclosed by Originator and/or Seller in the list of exceptions to these representations and warranties listed in the schedule of exceptions delivered by Originator and/or Seller (the "Exception Schedule") and approved by Buyer, as of each Purchase Date (or such other date as specified below), as follows:

          (a)   The information set forth in the Loan Schedule and Computer Tape for such Loan is true, correct and complete in all material respects. The Loan is an Eligible Asset under the Repurchase Agreement and was originated in accordance with, and fully complies with, the Underwriting Guidelines in all material respects. The related Loan Documents are in substantially the form approved by Buyer, or if not, material modifications have been approved by Buyer. The related Custodian's Loan File contains all of the documents and instruments required to be contained therein. The material terms of the Loan, including the principal amount thereof, are the same as those set forth in the Underwriting Package and/or any other submission relating to the Loan approved by Buyer in connection with its approval of such Loan, including its approval of the Loan Allocation Table.

          (b)   Immediately prior to its sale and/or contribution to Seller, Originator has good and marketable title to, and is the sole owner and holder of, the Loan. Immediately prior to its sale to Buyer, Seller has good and marketable title to, and is the sole owner and holder of, the Loan. Immediately prior to its sale and/or contribution to Seller, Originator has full right and authority, subject to no interest or participation of, or agreement with, any third party, to sell, assign, transfer and pledge the Loan. Immediately prior to its sale to Buyer, Seller has full right and authority, subject to no interest or participation of, or agreement with, any third party, to sell, assign, transfer and pledge the Loan.

          (c)   (i) The Originator is transferring the Loan and all legal and beneficial interest therein to the Seller free and clear of any and all liens, pledges, equities, charges, claims or security interests of any nature encumbering the Loan and any and all ownership or participation interest therein in favor of any third party. The Seller is transferring the Loan and all legal and beneficial interest therein to the Buyer free and clear of any and all liens, pledges, equities, charges, claims or security interests of any nature encumbering the Loan and any and all ownership or participation interest therein in favor of any third party. The entire agreement with the Borrower (whether originated by Seller or a third party) is contained in the Loan Documents and there are no warranties, agreements or options not set forth therein. Other than the Loan Documents, there are no agreements with respect to the Collateral between Originator and/or Seller or any predecessor in interest in the Loan and Borrower.

             (ii)  Originator has taken (or has caused to be taken) all such actions and precautions as a reasonably prudent lender would take to protect and preserve the Collateral and its security interest in all Collateral, including without limitation, notation of Originator as lien holder on any certificates of title to property the nature of which is such that ownership thereof is evidenced by a certificate of title, where such notation is required under applicable law to perfect the interest therein.

            (iii)  The Note, Mortgage and/or Security Agreement for each Loan, together with applicable state law, contains customary and enforceable provisions, including foreclosure, such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Collateral of the principal benefits of the security intended to be provided thereby.

          (d)   With respect to each Mortgage Loan and in connection with the acquisition of the related Mortgaged Property by the Net Lease Borrower subject to a Net Lease Loan, the related

  Custodian's Loan File includes a survey of each parcel or group of contiguous parcels of real property encumbered by the related Mortgage, certified to Originator and its successors and assigns and to the related Title Company, which is in a form deemed sufficient by the related Title Company to delete the standard survey exception and contains the signature and seal of a licensed engineer or surveyor affixed thereto or the Title Company has otherwise agreed to provide the survey title insurance coverage that a reasonably prudent lender would require.

          (e)   With respect to each Mortgage Loan and Net Lease Loan, the related Mortgage constitutes a valid, legally binding and enforceable first priority lien upon the related Mortgaged Property, leasehold interests therein and the Improvements thereon, prior to all other liens and encumbrances, except for (1) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, or due and payable but not delinquent and (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording which, with the exception of certain rights of first refusal or rights of repurchase that have been disclosed to and approved by Buyer, are acceptable to mortgage lending institutions generally, which are specifically referred to in the related lender's title insurance policy and which do not, individually or in the aggregate, materially and adversely affect the current use, value or marketability of such Mortgaged Property or the current ability of the Mortgaged Property to generate operating income sufficient to service the Loan debt, or which are insured over by title insurance (the foregoing items (1) and (2) being herein referred to, with respect to any Mortgage Loan or Net Lease Loan, as the "Permitted Encumbrances"). There are no Uniform Commercial Code financing statements that included any Collateral on record in any applicable Uniform Commercial Code filing office that would have priority over those filed by Originator with respect to the related Loan. As of the Closing Date, Uniform Commercial Code financing statements and continuation statements, as required, have been filed and/or recorded in all places necessary to perfect and keep perfected, until additional actions are required under the Uniform Commercial Code, a valid security interest in all personal property constituting a portion of the Collateral, to the extent a security interest may be so created therein, and such security interest is a first priority security interest. Any assignment of leases and/or rents and any security agreement, chattel mortgage or equivalent document related to and delivered in connection with any Mortgage Loan or Net Lease Loan establishes and creates a valid and enforceable first lien and first priority security interest on the property described therein except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) applicable state laws, which state laws will not materially interfere with the practical realization of the principal benefits or security provided thereby. No person other than the Borrower and the assignee of said assignment of leases and rents has any ownership interest in or claim upon rents and other payments due to Borrower under a lease or other arrangement covered by said assignment. A Uniform Commercial Code financing statement with respect to all property subject to such assignment of leases and/or rents has been filed and/or recorded (or sent for filing and/or recording) in all places necessary to perfect a valid first priority lien thereon. The Mortgaged Property is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and no rights are outstanding that under law could give rise to any such liens which are or may be prior to, or equal with, the lien of the Mortgage, except those which are insured against by the title insurance policy referred to in clause (g) hereof. The related Assignment of Mortgage and assignment of leases and rents (if any), constitutes the legal, valid and binding assignment of the Mortgage and the related assignment of leases and rents from Originator to Seller and from Seller to Buyer. The endorsement of each Note is genuine, properly endorsed and constitutes the legal, valid and binding assignment of the Note and, together with the Assignment of Mortgage, assignment of leases and rents (if any) and Bill of Sale, legally and validly conveys all right, title and interest in the subject Loan from Originator to Seller and from Seller to the Buyer.

          (f)    With respect to each Loan secured by Equipment, all Equipment subject to the related Security Agreement is subject to a Uniform Commercial Code financing statement filed and/or recorded in all places necessary to perfect a valid first priority lien thereon, and the holder of the related Loan has a valid, binding and enforceable first priority, perfected security interest in such Equipment to the extent that priority perfection may be maintained by the filing of a financing statement, or to the extent provided by the applicable UCC in effect, the Seller has a valid first priority lien thereof perfected by possession. If any item of Equipment may be deemed to be a fixture, Seller has, or has caused to be, timely filed a fixture filing with respect to such Equipment. With respect to each Equipment Loan, the endorsement of the related Note is genuine, properly endorsed and constitutes the legal, valid and binding assignment of the Note and, together with the assignment of the Security Agreement and the Bill of Sale, legally and validly conveys all right, title and interest in the subject Equipment Loan to the Buyer.

          (g)   With respect to each Mortgage Loan and Net Lease Loan, the lien of the related Mortgage is insured by an American Land Title Association form of lender's title insurance policy or a binding commitment therefor (or a policy on an equivalent form), insuring the mortgagee, its successors and assigns (A) as to the first priority lien of such Mortgage on the related Mortgaged Property in the sum of not less than the original principal amount of the Loan after all advances of principal and, if applicable, to the maximum extent available, any negative amortization that may be payable with respect thereto, subject only to Permitted Encumbrances, and (B) if applicable, to the maximum extent available against any loss by reason of the invalidity or unenforceability of the lien of the related Mortgage resulting from any provisions of the related Note providing for interest on interest, changes in the Interest Rate on such Mortgage Loan or Net Lease Loan or negative amortization with respect thereto. All premiums due for such policy and endorsements have been paid in full. Such policy is assignable without the consent of or any notification to the insurer and is in full force and effect. No claims have been made by the Originator or Seller under such policy and no Person claiming through the Originator or Seller has done, by act or omission, and neither the Originator nor the Seller has any knowledge of, any matter that would impair or diminish the coverage of such policy;

          (h)   Reserved.

          (i)    With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with a trustee's sale or as otherwise required by applicable law, after default by the Borrower, no fees or expenses are payable to such trustee.

          (j)    Each Mortgage, Security Agreement and every other Loan Document, contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization of the benefits of the security interests intended to be provided thereby, including, where applicable, by judicial foreclosure, subject to the limitations described in the next succeeding sentence. There is no exemption under existing law available to the related Borrower which would interfere with the mortgagee's or secured party's right to foreclose or to realize upon such related Mortgage, Security Agreement or other Loan Document, if any, as applicable, other than which may be available under the insolvency laws, other laws of general application relating to or affecting the enforcement of creditors' rights generally, applicable debt relief or homestead statutes or general principles of equity.

          (k)   All Loan proceeds have been fully disbursed to or at the direction of the Borrower in accordance with the Loan Documents, there is no obligation or requirement for future advances thereunder, and all costs, fees and expenses incurred in making, closing and recording the Loan, including but not limited to, mortgage recording taxes and recording and filing fees relating to the origination of such Loan, have been paid. Neither the Originator nor the Seller have, directly or indirectly, advanced funds, or received any advance of funds by a party other than the Borrower, for the payment of any amount required by the related Note, except for interest accruing from the date of such Note or date of disbursement of the proceeds thereof, whichever is later, to the date which precedes by 30 days the first due date under such Note. Any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefore that were to have been complied with have been complied with.

          (l)    Since the Loan's origination or acquisition by Originator and/or Seller, the Loan has been serviced by the Servicer in accordance with applicable law, the Servicing Agreement, the terms of the related Loan Documents and in accordance with Accepted Servicing Standards.

          (m)  Since the Loan's origination, the terms of the related Note, Mortgage, if applicable, Security Agreements, if applicable, guaranties (if any) and other agreements and instruments in the Custodian's Loan File have not been waived, modified, altered, satisfied, canceled or subordinated in any respect, except, in each of the foregoing instances, (i) by written instruments that are a part of the Custodian's Loan File, recorded or filed in the applicable public office if necessary to maintain the priority of the lien of the related Mortgage, if applicable, and Security Agreements, if applicable, delivered to the Buyer or its designee and (ii) with the Buyer's consent.

          (n)   No fraud, error, omission, misrepresentation or negligence with respect to the origination of the Loan has taken place on the part of any party involved in the origination of the Loan.

          (o)   The Loan is not a participation interest in a loan, but is a whole loan, and neither the Originator nor Seller (or either of their Affiliates) owns (or is entitled to own) any equity interest in the Borrower.

          (p)   No taxes, ground rents, water charges, sewer rents, insurance premiums, governmental assessments (including the current portion of assessments payable in future installments) or other charges affecting the related Collateral are delinquent in any amount that would cause a lien on the Mortgaged Property or, in the case of ground rents, that would constitute a default under the terms of the related ground lease or, in the case of an insurance policy, would permit the cancellation of an insurance policy.

          (q)   Any escrow deposits and payments relating to the Loan are under the control of the Originator, Seller or Servicer and any amounts required to be deposited by the Borrower have been deposited. There exist no material deficiencies with respect to required escrow deposits and payments, and no escrow deposits or payments of other charges or payments due the Borrower have been capitalized under any Note. All such escrow deposits and payments have been deposited in a segregated trust account pursuant to arrangements satisfactory to the Buyer, and are not commingled with other funds, not including other escrow funds, of the Originator or Seller or their Affiliates.

          (r)   There is no material default, breach, violation or event of acceleration on the part of the related Borrower existing under the Loan or any of the Loan Documents or any lease of the Mortgaged Property or Equipment, and, no event which, with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration occurred during the period between the origination date and the Purchase Date. The related Borrower for such Loan has not asserted any right of rescission, offset, defense, counterclaim, or abatement with respect to obligations under the Loan. Neither the Servicer, Originator nor the Seller has waived any material default, breach, violation or event of acceleration of any of the foregoing during the period between the origination date and the Purchase Date and, pursuant to the terms of the related Loan Documents, no person or party other than the holder of such Loan or the Servicer may declare any event of default or accelerate the related indebtedness.

          (s)   The Originator has inspected or has caused to be inspected each related Mortgaged Property in connection with the acquisition of its interest in the Mortgaged Property. There is no pending or threatened condemnation proceeding or similar proceedings affecting any Collateral or any part of any Collateral; the Collateral is free and clear of any damage or waste that would materially and adversely affect its current use or its value or marketability as security for the Loan; and the related Collateral is in good repair (reasonable wear and tear excepted) and has not been materially damaged by fire, wind or other cause, except for damage which has not been fully repaired but for which insurance proceeds have been received.

          (t)    (i) The Borrower under such Loan has, as of the initial Purchase Date, made the first payment of principal and interest required to be made under the terms of its Loan.

             (ii)  Such Loan is not 30 or more days' delinquent (without regard to grace periods) in payment of interest or principal as of the initial Purchase Date.

            (iii)  The Borrower under such Loan has not made any payment required to be made under the terms of the Loan more than 60 days past the date such payment was due at any time during the term of the Loan prior to the initial Purchase Date.

            (iv)  Each Loan requires monthly payments sufficient to fully amortize the original principal balance thereof, as set forth in the related Note.

             (v)  Such Loan is not currently listed on Originator's or Seller's watch list and such Loan should not be listed on such watch list based on Originator's or Seller's usual criteria for determining whether a Loan should be placed on such watch list.

          (u)   (i) Based on the Borrower's counsel's opinion, all parties to the related Note, Mortgage and/or Security Agreement and all other Loan Documents, had the power, authority and legal capacity to enter into, execute and deliver the same, and such Note, Mortgage and/or Security Agreement and all other Loan Documents, have been duly and properly executed and delivered by all parties thereto and such documents constitute the legal, valid and binding obligations of such parties, enforceable against them in accordance with their respective terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and to the extent required under applicable law, such parties, at the time of execution or assignment, were authorized to transact and do business in the jurisdiction in which the related Mortgaged Property, Improvements and/or Equipment and Borrower are, or at the time of origination were, located.

             (ii)  With respect to each Net Lease Loan, all parties to the related lease of the Mortgaged Property, and any related agreements and/or guaranties had the power, authority and legal capacity to enter into, execute and deliver the same, and such lease, agreements and guaranties, if any, have been duly and properly executed and delivered by all parties thereto and such documents constitute the legal, valid and binding obligations of such parties, enforceable against them in accordance with their respective terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (iii)  With respect to any lease of a Mortgaged Property that is not subordinate to the lien of the Mortgage (or with respect to which a non-disturbance or similar agreement exists), the rent payable under such lease constitutes not less than the economic equivalent of the debt service payments due under the related Loan.

          (v)   In connection with each Loan, the related Note, Mortgage and/or Security Agreement, all other Loan Documents and any other instruments, agreements and documents executed in connection therewith:

              (i)  have been completed in compliance with, or are exempt from, applicable state, federal and local laws and rules and regulations relating to the origination of and performance under the Loan, including, without limitation, usury, land sales, the offer and sale of securities and equal credit opportunity or disclosure, and neither origination of such Loan nor consummation of the transactions contemplated hereby involved or will involve the violation of any such laws;

             (ii)  have been duly authorized, executed and delivered; and

            (iii)  are enforceable in accordance with their respective terms, without defense, offset, counterclaim or right of rescission, except as enforcement may be limited by (A) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (w)  The Loan is not cross-collateralized or cross-defaulted with any obligation other than another Loan or Loans that are also Program Assets. Every Mortgage Loan, Equipment Loan and Net Lease Loan with which the Loan is cross-collateralized or cross-defaulted has been sold and transferred, or is being sold and transferred to the Buyer, prior to or concurrently with the transfer of such Loan.

          (x)   Prior to the date of origination and the initial Purchase Date, the Borrower was not the debtor in any state or federal bankruptcy, insolvency or similar other proceeding. The related Borrower is not currently a debtor in any state or federal bankruptcy, insolvency or other similar proceeding, no bankruptcy, insolvency or other similar proceeding is pending or, to the best of Seller's knowledge, contemplated by or against the Borrower, and neither the Loan nor any other Collateral is subject to a plan in any such proceeding.

          (y)   The Mortgage or Security Agreement, as the case may be, prohibits any further pledge or lien on the Collateral, whether equal or subordinate to the lien of the Mortgage or Security Agreement, as the case may be, without the prior written consent of the holder, which consent has not been given.

          (z)   All Collateral is located within one of the 50 United States or the District of Columbia.

          (aa) With respect to each Loan for which the related Borrower has a leasehold interest in the Mortgaged Property (or any material portion thereof):

              (i)  the lease, or a memorandum thereof, has been recorded (or the Title Company has affirmatively insured Seller's interest in the lease); and there has been no material change in the terms of such lease since its recordation, except by written instrument approved by Buyer and copies of which are a part of the Custodian's Loan File;

             (ii)  either (A) the lessor has subordinated its fee interest in the related real property to the lien of the Mortgage or (B) the lease or an estoppel certificate received by Originator from, and executed by, the lessor (and contained in the Custodian's Loan File) expressly permits the interest of the Borrower thereunder to be encumbered by the Mortgage;

            (iii)  the lease is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, other than the related lessor's related fee interest (except for Permitted Encumbrances);

            (iv)  subject to the reasonable consent of the related lessor or other requirements that would not customarily be viewed as commercially unreasonable by an institutional mortgage lender, the Borrower's interest in the lease may be assigned at foreclosure or by deed in lieu of foreclosure, and by the mortgagee subsequent to foreclosure;

             (v)  the lessor has agreed that such lease may not be amended, modified, surrendered, canceled or terminated without the prior written consent of the mortgagee; the lease or the related estoppel certificate provides that the Borrower's interest in such lease is assignable to successors and assigns of the mortgagee with the consent of the lessor thereunder, which consent shall not be unreasonably withheld;

            (vi)  the lessor has delivered an estoppel certificate stating that, to the best of lessor's knowledge, at the date of delivery of such estoppel certificate, the lease is in full force and effect and no default has occurred under such lease nor is there any existing condition which, but for the passage of time or the giving of notice, or both, would result in a default thereunder;

           (vii)  the lease or an estoppel certificate received by Seller, as mortgagee, from the lessor under the lease requires the lessor to give notice of any default by the Borrower to Seller, as mortgagee, in the manner described in such lease or estoppel certificate;

          (viii)  the mortgagee under the lease is permitted a reasonable opportunity to cure any default under such lease which is curable after the receipt of notice of such default before the lessor thereunder may terminate such lease, and in no event may the lessor terminate the lease for non-monetary defaults as long as the mortgagee has commenced to cure and is proceeding with due diligence;

            (ix)  the lease or applicable estoppel certificate provides that in the event of a termination of the lease, whether as a result of a bankruptcy of the related Borrower or otherwise, that the lessor thereunder will enter into a new lease with the mortgagee or its assignee, on substantially the same terms and conditions as the lease, provided that the mortgagee or its assignee cures any defaults thereunder which are capable of being cured by the mortgagee or its assignee;

             (x)  the lease or applicable estoppel certificate permits, in the event of a default by the related Borrower, a change in the use of the related Mortgaged Property, with the consent of the lessor, which consent may not be unreasonably withheld;

            (xi)  the lease or applicable estoppel certificate contains a covenant or agreement that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of the Mortgaged

    Property for any reason, and, where applicable, a nondisturbance agreement exists that contains similar covenants or agreements which are binding on any mortgagees of such lessor;

           (xii)  the lease has an original term that, together with any term or terms for which such lease may be renewed or extended by the related Borrower, does not expire at least until one year beyond the maturity date of the related Loan; and

          (xiii)  the terms of each lease do not prohibit any related insurance proceeds or condemnation awards being applied to (A) to the repair or restoration of all or part of the related Improvements, or (B) to the payment of the outstanding principal balance of the Loan, together with any accrued interest thereon.

          (bb) (i) With respect to each Mortgage Loan and Net Lease Loan, either (A) the related Mortgaged Property is insured under a secured creditor impaired property policy or a commercial real estate pollution liability policy (each an "Environmental Insurance Policy") or (B) (x) a Phase I environmental assessment was conducted with respect to the related Mortgaged Property, not more than six months prior to the initial Purchase Date, that concluded that no further investigation was necessary or (y) if such Phase I environmental assessment recommended further investigation, a Phase II environmental assessment was performed, not more than six months prior to the initial Purchase Date, and such Phase II environmental assessment concluded that no remediation or further action was required with respect to the related Mortgaged Property.

             (ii)  With respect to each Mortgage Loan or Net Lease Loan that is the subject of an Environmental Insurance Policy: (i) such Environmental Insurance Policy is in full force and effect, (ii) on the effective date of the Environmental Insurance Policy, the originator of the Loan had no knowledge of any material and adverse environmental condition or circumstance affecting the related Mortgaged Property that was not disclosed to the policy issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the policy issuer or (c) an engineering or other report provided to the policy issuer and (iii) the premium of any Environmental Insurance Policy has been paid through the term of such Loan. Each of the Loans for which the related Collateral is operated as a gasoline station or at which petroleum products are sold is insured under an Environmental Insurance Policy.

          (cc) Reserved.

          (dd) (i) With respect to each Loan that is not a variable rate loan (prior to the final advance), the interest rate with respect to each Loan is fixed throughout the term to maturity of such Loan.

             (ii)  With respect to each Loan that is an adjustable rate Loan, if any, the interest rate is subject to adjustment on the first day of each calendar month to equal the sum of LIBOR (as defined in the related Loan Documents) for such date and a fixed percentage or such other nationally recognized index as set forth in the Loan Documents. The initial amount of the monthly payment related to each adjustable rate Loan will fully amortize the original principal balance of such Loan over its original term to maturity at the initial interest rate thereon. The monthly payments on each such Loan will be equal to such amount until the first Payment Reset Date for such Loan, at which time, and on each succeeding adjustment date thereafter, the amount of the monthly payments to be paid by the related Borrower will be adjusted for the next succeeding payment period to an amount that will fully amortize the principal balance of such Loan on such adjustment date at the interest rate for such Loan over its remaining term to maturity. The amount of interest accrued on each of the adjustable rate Loans will be calculated based on a 360-day year and the actual number of days elapsed. All adjustments to the interest rate on any adjustable rate Loans have been made in compliance with the terms of applicable law and the related Note.

          (ee) The Originator did not select such Loan, whether individually or together with other Loans, in a manner adverse to Buyer or in a manner that results in Buyer receiving Loans that are of lesser quality than Loans pledged to other lenders pursuant to any other facility to which Originator, Seller or any of their Affiliates are a party.

          (ff)  (i) With respect to each Mortgage Loan and Net Lease Loan, no Person has satisfied, canceled, rescinded or subordinated the Mortgage in whole or in part, released the Mortgaged Property in whole or in part from the lien of the Mortgage, or executed any instrument that would effect any such satisfaction, cancellation, rescission, subordination or release. Except as provided in the related Loan Documents or otherwise approved by the Buyer, the terms of the Mortgage do not provide for a release of any portion of the Mortgaged Property from the lien of the Mortgage except upon payment in full of all obligations under the related Note or otherwise with the consent of the holder of the Loan.

             (ii)  With respect to each Equipment Loan, no Person has satisfied, canceled, rescinded or subordinated the Security Agreement in whole or in part, released the Equipment in whole or in part from the lien of the Security Agreement, or executed any instrument that would effect any such satisfaction, cancellation, rescission, subordination or release. Except as provided in the related Loan Documents or otherwise approved by the Buyer, the terms of the Security Agreement do not provide for a release of any portion of the Equipment from the lien of the Security Agreement except upon payment in full of all obligations under the related Note or otherwise with the consent of the holder of the Loan.

          (gg) To the knowledge of the Originator and the Seller, there exists no material violation of federal or state environmental law or regulation with respect to the Mortgaged Property.

          (hh) The Mortgaged Property is in compliance with applicable zoning ordinances affecting such Mortgaged Property for its current use and any nonconformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction, may be restored or repaired to the full extent of the use or structure at the time of such casualty. The Collateral and the Mortgaged Property is in material compliance with applicable laws, rules, covenants and restrictions affecting the occupancy, use and operation of such Collateral and Mortgaged Property for its current use, and all licenses and certificates, including certificates of occupancy, whether by law, ordinance, regulation or insurance standards, required to be obtained have been obtained and are in full force and effect. The Borrower was at the time of origination in possession of all material licenses, permits, approvals and other authorizations necessary and required by applicable law for the conduct of its business; all such licenses, permits and authorizations are valid and in full force and effect; and all material conditions on the Borrower's part to be fulfilled under the terms of any lease of the Mortgaged Property have been satisfied and the Borrower is in compliance with all of its obligations to be performed under such lease.

          (ii)   The related Borrower has obtained and has in full force and effect insurance policies providing coverages of the types and in the amounts required by the Loan Documents, and the Originator has received and included in the Custodian's Loan File the certificates of insurance to be provided by Borrower pursuant to the Loan Documents prior to or on the Purchase Date; notwithstanding the foregoing, each item of Collateral is insured by a fire and extended perils insurance policy, in an amount not less than the replacement cost and the amount necessary to avoid the operation of any co-insurance provisions with respect to the related item of Collateral. All such insurance policies contain a standard "New York" mortgagee clause (or similar clause) naming the mortgagee, its successors and assigns (including, without limitation, subsequent owners of the Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days' prior written notice to the mortgagee. No such notice has been received by the insured. The Borrower is also required to maintain business interruption and rental continuation coverage sufficient to protect against loss for a period of up to 12 months. If any portion of the real property securing a Mortgage is in an area identified by any federal governmental department, agency or authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing the lesser of the maximum coverage available and the full insurable value of the Mortgage Property. All premiums on such insurance policies are fully paid. The related Loan Documents obligate the related Borrower to maintain such insurance and, at such Borrower's failure to do so, authorizes the mortgagee to maintain such insurance at the Borrower's cost and expense and to seek reimbursement therefor from such Borrower. Such insurance names the mortgagee under the Loans and its successors and assigns as a named or additional insured or loss payee under a standard mortgagee endorsement. There have been no acts or omissions that would impair the coverage of any such insurance policy or the benefits of the mortgage endorsement. All insurance contemplated in this section are maintained with insurance companies with a General Policy Rating of "A" or better by S&P and are licensed to do business in the state wherein the Borrower or the Mortgaged Property subject to the policy, as applicable, is located.

          (jj)   As of the date of origination, each Loan is secured by Mortgaged Property or Equipment used in the operation of a concept that is in accordance with the Underwriting Guidelines or approved by Buyer.

          (kk) The proceeds of each Loan were used for the purpose of (i) refinancing existing indebtedness relating to the Collateral, (ii) remodeling existing Mortgaged Property, (iii) acquisition of new Collateral, (iv) purchase of leased equipment to be used in connection with the operation of the franchise facilities, (v) financing unencumbered real estate owned by an Affiliate of Originator or (vi) construction of new franchise facilities.

          (ll)   Such Loan is a fully amortizing term loan with terms not greater than (i) 20 years, in the case of Loans secured by the Borrower's fee or ground lease interest in the related Mortgaged Property, (ii) 15 years, in the case of Loans secured by Space Leases, and (iii) 7 years, in the case of Equipment Loans.

          (mm) The Borrower, or its management, under each Loan is a seasoned operator of franchise facilities. Such Borrower, or its management, has a minimum of three years of operating experience with franchise facilities and such Borrower or its Affiliates operates a minimum of five franchise facilities.

          (nn) Such Loan contains provisions, acceptable to the Buyer in its sole discretion, which provide that such Loan may be prepaid in full only after a lockout period or upon payment of yield maintenance or prepayment fee.

          (oo) Such Loan is with full recourse to the related Borrower.

          (pp) As of the date of origination, the LTV (as defined in the Underwriting Guidelines) of such Loan (other than Net Lease Loans) does not exceed the required LTV specified in the Underwriting Guidelines for such Loan type. With respect to Net Lease Loans, as of the date of origination, the fair market value of the Mortgaged Property relating to such Net Lease Loan, as determined by an Appraisal, was at least 100% of the principal amount of such Net Lease Loan.

          (qq) There has been performed, not more than six months prior to the origination date for such Loan, an Appraisal of the related Mortgaged Property.

          (rr)  All Improvements with respect to Mortgaged Property that were considered in determining the original balance of the related Loan lie wholly within the applicable boundaries and building restriction lines, except to the extent that any encroachment upon such boundaries or building restriction lines would not have a material adverse effect on the conduct of business at the Mortgaged Property or that are insured over by title insurance. No such Improvements encroach upon easements running thereto or to adjoining properties, and no Improvements on adjoining properties encroach upon the Mortgaged Property or easements running thereto, except, in each case, to the extent that such encroachment would not have a material adverse effect on the use of such Mortgaged Property.

          (ss)  With respect to Mortgage Loans and Net Lease Loans secured by Mortgaged Property located in California or "seismic zones" 3 or 4, (i) the related Borrower has obtained, and is required under the Loan Documents to maintain, earthquake insurance with respect to the Improvements on such Mortgaged Property or (ii) the Originator's investment committee has approved self-insurance by the Borrower with respect to earthquake risk or (iii) a seismic study was performed in connection with the origination of such Loan and such study indicates a probable maximum loss of less than 20% of the appraised value of such Mortgaged Property.

          (tt)  Except with respect to Loans for which the related Borrower is the franchisor, the Borrower has entered into a legal, valid, and binding franchise agreement. The Borrower has represented in the Loan Documents that, as of the date of origination of the Loan, there were no defaults under the franchise agreement. The term of the related franchise agreement (assuming that the franchisee exercises all available options set forth therein to extend the term thereof) exceeds the full term of such Loan and to the best of the Originator's and Seller's knowledge, there are no defaults by any party under the franchise agreement, if any, and the franchise agreement, if any, is in full force and effect.

          (uu) The Originator's and Seller's computer records have been marked to indicate that such Loan has been sold to the Buyer pursuant to Repurchase Agreement.

          (vv) Neither the Originator nor the Seller has knowledge of any circumstance or condition with respect to such Loan, the Mortgaged Property, or the related Borrower's credit standing that could reasonably be expected to cause the Buyer to regard such Loan as unacceptable security, cause such Loan to become delinquent or have a material adverse effect on the value or marketability of such Loan.

          (ww) Such Loan constitutes and arose out of a bona fide business transaction entered into in the ordinary course of the Originator's business.

          (xx) All principal, interest and any other amounts due under such Loan are payable in U.S. dollars in regularly scheduled installments.

          (yy) Such Loan is not a Construction Loan.

          (zz) Based on the Borrower's counsel opinion, each Guarantee is genuine and constitutes the legal, valid and binding obligation of the guarantor thereunder, enforceable in accordance with its terms except as such enforcement may be limited by fraudulent conveyance, moratorium, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). No notice to or consent of any guarantor under any Guarantee is required to consummate the transactions contemplated herein or, except as may be required by applicable law, to proceed against the Collateral or the guarantor in an event of default.

          (aaa) No consent of any Borrower is required to consummate the Transactions contemplated herein or, if required, it has been obtained.

          (bbb) Based on the Borrower's counsel opinion, with respect to each Loan and with respect to any Mortgaged Property located in a state which, as of the date of the closing of the related Loan, provided a mortgagee the remedy of non-judicial foreclosure or power of sale, the related Mortgage provides as one available remedy the right to non-judicial foreclosure or power of sale, which remedy is enforceable in accordance with the laws of the jurisdiction in which the related Mortgaged Property are located.

          (ccc) Neither the Borrower nor any officer, director, employee, member or Affiliate thereof is an officer, director, employee, shareholder or partner or Affiliate of the Originator or Seller.

          (ddd) The information furnished to Buyer by Originator or Seller and their respective Affiliates in connection with Buyer's investigation of each Loan, whether before or after the date hereof, is true and correct in all material respects and does not omit any information necessary to make the statements contained therein not misleading.

          (eee) There is no action, suit, legal or arbitration proceeding or administrative proceeding or investigation pending or, to the best of Seller's knowledge, threatened against or affecting any Loan, Loan Document, Obligor or Collateral that have a reasonable probability of having a material adverse effect on the Mortgaged Property or the related Loan.

          (fff) Seller is not subject to any judgment, writ, decree, injunction or order of any federal, foreign, state or local court or Governmental Authority relating to the acquisition, collection, administration or enforcement of any Loan or the foreclosure, acquisition or disposition of any Collateral or, in each case, any transactions or activities incidental thereto.

          (ggg) The transfer and assignment of the Loans by Seller pursuant to this Agreement (i) does not constitute a sale of all or substantially all of Seller's assets and (ii) is not subject to the bulk transfer, bulk sales or any similar statutory provisions in effect in any applicable jurisdiction.

          (hhh) No action has been taken by the Seller with respect to any of the related Loans that would cause the representations and warranties made by the related Borrower in the related Loan Documents not to be true in any material respect. Neither the Originator nor the Seller has actual knowledge that the representations and warranties made by such Borrower in such Loan Documents were not true and correct in any material respect as of the dates such representations and warranties were made.

          (iii)  No broker or other individual or entity is entitled to any unpaid commission or other compensation with respect to the origination of such Loan by Originator or the acquisition of such Loan by Seller or the transfer thereof to Buyer.

          (jjj)  The weighted average Borrower/Tenant/Guarantor FCCR and Note FCCR for all Loans is equal to or greater than 1.25x.

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